UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PIONEER DRILLING COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PIONEER DRILLING COMPANY

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

April 10, 2012

Dear Shareholder:

On behalf of the board of directors, we invite you to attend the 2012 Annual Meeting of Shareholders of Pioneer Drilling Company. We will hold the meeting at 1:00 p.m., Central time, on Thursday, May 10, 2012, at the Petroleum Club of San Antonio, 7th Floor of the Energy Plaza Building, 8620 N. New Braunfels Street, San Antonio, Texas.

On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Pioneer Drilling Company’s operations during the fiscal year ended December 31, 2011, is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in Pioneer Drilling Company.

Sincerely,

Dean A. Burkhardt	Wm. Stacy Locke
Chairman	President and Chief Executive Officer

PIONEER DRILLING COMPANY

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, May 10, 2012

To the Shareholders of Pioneer Drilling Company:

The 2012 Annual Meeting of Shareholders of Pioneer Drilling Company will be held on Thursday, May 10, 2012, at 1:00 p.m., Central time, at the Petroleum Club of San Antonio, 7th Floor of the Energy Plaza Building, 8620 N. New Braunfels Street, San Antonio, Texas. At the meeting, we will ask you to consider and take action on the following:

(1)	the election of Wm, Stacy Locke and C. John Thompson (as Class II directors) as members of the board of directors of Pioneer Drilling Company, to serve until our 2015 Annual Meeting of Shareholders or until their successors have been duly elected and qualified (Proposal 1);

(2)	an amendment to our Restated Articles of Incorporation to change the Company’s name from “Pioneer Drilling Company” to “Pioneer Energy Services Corp.” (Proposal 2);

(3)	advisory vote to approve named executive officer compensation (Proposal 3);

(4)	the reapproval of the material terms of performance-based awards under our Amended and Restated 2007 Incentive Plan, as required by Section 162(m) of the Internal Revenue Code (Proposal 4);

(5)	the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012 (Proposal 5); and

(6)	the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

This notice and the attached proxy statement are first being mailed to our shareholders on or about April 10, 2012. Our board of directors has set the close of business on March 22, 2012, as the record date for determining shareholders entitled to receive notice of and vote at the annual meeting. A list of all shareholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. This list will also be available at the meeting.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Thursday, May 10, 2012. The proxy statement and annual report to shareholders are available at www.pioneerproxy.com.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to assure a quorum, please vote, sign, date and return the enclosed proxy card, whether or not you plan to attend the meeting.

By Order of the Board of Directors

Carlos R. Peña Senior Vice President, General Counsel, Secretary and Compliance Officer

San Antonio, Texas

April 10, 2012

PIONEER DRILLING COMPANY

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	What am I being asked to vote on?

A:	We are asking you to take action on the following:

•

the election of Wm, Stacy Locke and C. John Thompson (as Class II directors) as members of the board of directors of Pioneer Drilling Company, to serve until our 2015 Annual Meeting of Shareholders or until their successors have been duly elected and qualified;

•	an amendment to our Restated Articles of Incorporation to change the Company’s name from “Pioneer Drilling Company” to “Pioneer Energy Services Corp.”;

•	advisory vote to approve named executive officer compensation;

•	the reapproval of the material terms of performance-based awards under our Amended and Restated 2007 Incentive Plan, as required by Section 162(m) of the Internal Revenue Code;

•	the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012; and

•	the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Q:	Who may vote?

A:	All shareholders of record as of the close of business on March 22, 2012, the record date, are entitled to vote. Shareholders are entitled to one vote per share of common stock held. As of March 22, 2012, there were 61,880,310 shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in two ways:

•	you may come to the annual meeting and cast your vote in person; or

•

you may vote by completing, signing and returning the enclosed proxy card. If you return a completed and signed proxy card, the persons named on the card will vote your shares in the manner you indicate.

Q:	Who is soliciting my proxy?

A:	Pioneer is soliciting your proxy on behalf of its board of directors.

Q:	When did Pioneer first distribute this proxy statement and the accompanying form of proxy to its shareholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our shareholders on or about April 10, 2012.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:

If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares as follows: FOR election of the director nominees (Proposal 1); FOR approval of an amendment to our Restated Articles of Incorporation to change the Company’s name from “Pioneer Drilling Company” to “Pioneer Energy Services Corp.” (Proposal 2); FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (Proposal 3); FOR the reapproval of the material terms of performance-based awards under our Amended and Restated 2007 Incentive Plan (Proposal 4); and FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012 (Proposal 5). We are not aware of any other matters that may come before the annual meeting. If other matters are properly brought before the annual meeting, the proxy holders will vote your shares in accordance with their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	You can revoke your proxy at any time before the annual meeting by:

•	providing written notice of the revocation of your proxy to our Corporate Secretary at our principal executive offices at the mailing address indicated below;

•	delivering a properly executed proxy dated after the date of the proxy you want to revoke; or

•	attending the annual meeting and casting your vote in person.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of capital stock of Pioneer entitled to vote at the meeting constitutes a quorum. We need a quorum of shareholders to hold a valid annual meeting. If you properly sign and return your proxy card, you will be considered part of the quorum.

We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, a majority in interest of those present or represented at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until a quorum is present or represented.

Q:	What vote is required for each of the proposals being considered at the annual meeting?

A:	Directors will be elected by a plurality of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the vote for the director nominees. Approval of the amendment to our Restated Articles of Incorporation to change the Company’s name from “Pioneer Drilling Company” to “Pioneer Energy Services Corp.” (Proposal 2) requires the affirmative vote of at least two-thirds of the outstanding shares of Pioneer entitled to vote on Proposal 2. Approval of the advisory vote on executive compensation (Proposal 3), reapproval of the material terms of performance-based awards under our Amended and Restated 2007 Incentive Plan (Proposal 4) and the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012 (Proposal 5) require the affirmative vote of the holders of a majority of the shares of capital stock of Pioneer entitled to vote on, and that vote for or against or expressly abstain with respect to, Proposal 3, Proposal 4 or Proposal 5. An abstention will have the effect of a vote against Proposal 2, Proposal 3, Proposal 4 and Proposal 5. A broker non-vote will have the effect of a vote against Proposal 2. A broker non-vote will not have any effect on Proposal 3, Proposal 4 or Proposal 5.

Q:	Who will count the votes?

A:	Representatives of American Stock Transfer & Trust Company, LLC (“AST”), the transfer agent for our common stock, will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent all the shares of our common stock held in your name (as distinguished from shares held by a broker in “street” name). You will receive a separate card from your broker if your broker holds shares for you in “street” name.

Q:	What does it mean if I receive more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	What is Pioneer’s mailing address?

A:	Our mailing address is Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of March 15, 2012 by (1) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors and nominees, (3) each of the named executive officers listed in the summary compensation table in this proxy statement and (4) all our directors and executive officers as a group. As of March 15, 2012, we were not aware of any person beneficially owning more than 5% of the outstanding shares of our common stock, other than those listed below. Unless otherwise indicated below, all shareholders have the same principal business address as Pioneer. All persons listed in the table below have sole voting and investment power with respect to their shares unless otherwise indicated. As of March 15, 2012, there were 61,880,310 shares of common stock outstanding.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent of Class (1)
BlackRock Inc.
40 East 52nd Street
New York, NY 10022	8,483,038	(2)	13.71%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	4,495,212	(3)	7.26%

The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355	3,265,579	(4)	5.28%

Wm. Stacy Locke	1,409,874	(5)	2.24%
Franklin C. West	903,848	(6)	1.44%
Lorne E. Phillips	346,581	(7)	*
Joseph B. Eustace	293,614	(8)	*
Carlos R. Peña	147,846	(9)	*
Dean A. Burkhardt	73,266	(10)	*
John Michael Rauh	57,408	(10)	*
Scott D. Urban	52,408	(10)	*
C. John Thompson	35,048	(10)	*
All directors and executive officers as a group (9 persons)	3,319,893	(11)	5.15%

*	Less than 1%
(1)

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the amounts shown for the number of shares and percentage ownership for each person listed include (1) any shares that may be acquired pursuant to options exercisable within 60 days of March 15, 2012, (2) any shares that may be acquired pursuant to the vesting of long-term incentive restricted stock awards within 60 days of March 15, 2012, and (3) unvested restricted stock. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. For all executive officers and directors as a group, the amount indicated includes, and the percentage ownership deems as outstanding, (1) any shares that may be acquired pursuant to options held by members of the group and exercisable within 60 days of March 15, 2012, (2) any shares that may be acquired pursuant to the vesting of long-term incentive restricted stock awards within 60 days of March 15, 2012, and

(3) unvested restricted stock held by members of the group. Holders of unvested restricted stock have voting rights with respect to such shares. Holders of stock options do not have voting rights with respect to shares subject to such options.
(2)	Based on a Schedule 13G filed with the SEC by BlackRock Inc. on January 10, 2012. Blackrock Inc. has sole voting and dispositive power with respect to these shares.
(3)	Based on an amended Schedule 13G filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 14, 2012. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possesses voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the issuer held by the Funds. Dimensional disclaims beneficial ownership of such securities.
(4)	Based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 9, 2012. Vanguard has sole voting power with regard to 82,019 shares, sole dispositive power with regard to 3,183,560 shares, and shared dispositive power with regard to 82,019 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 82,019 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.
(5)	Includes options to purchase 1,007,173 shares of common stock and 24,798 shares of unvested restricted stock.
(6)	Includes options to purchase 701,673 shares of common stock and 12,717 shares of unvested restricted stock.
(7)	Includes options to purchase 261,821 shares of common stock and 10,290 shares of unvested restricted stock.
(8)	Includes options to purchase 259,067 shares of common stock and 7,342 shares of unvested restricted stock.
(9)	Includes options to purchase 129,386 shares of common stock and 7,226 shares of unvested restricted stock.
(10)	Includes options to purchase 10,000 shares of common stock and 25,048 shares of unvested restricted stock.
(11)	The amount indicated includes options to purchase 2,399,120 shares of common stock and 162,565 shares of unvested restricted stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors. Our board of directors is divided into three separate classes (Class I, Class II and Class III) with staggered terms. The current term of office for our Class II directors will expire at the annual meeting.

Our board of directors has nominated Wm. Stacy Locke and C. John Thompson, who currently serve on the board of directors, as the nominees for election at the annual meeting as Class II directors. Mr. Locke has served as one of our directors since May 1995 and Mr. Thompson has served as one of our directors since May 2001.

Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast by the holders of shares of capital stock of Pioneer entitled to vote on the election of directors at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, unless you withhold authority to vote for the nominees, the persons named as proxies will vote FOR the election of the nominees listed below. Each of the nominees has agreed to serve if elected, however, if any of the nominees becomes unable or unwilling to serve as a director, the persons named as proxies intend to vote the proxy shares for the election of any other person the board of directors may designate.

Nominees

Class II Director Nominees for Election to a Term Expiring at the 2015 Annual Meeting	Age	Position Held
Wm. Stacy Locke	56	President, Chief Executive Officer and Director
C. John Thompson	59	Director

Wm. Stacy Locke has served as one of our directors as well as President of the Company since May 1995, when he joined Pioneer. In December 2003, Mr. Locke was appointed Chief Executive Officer. In addition to his continuous role as President, Mr. Locke has also served as Chief Financial Officer and Chief Operating Officer. Prior to joining Pioneer, Mr. Locke was in investment banking with Arneson, Kercheville, Ehrenberg & Associates from 1993 to 1995 and Chemical Banking Corporation from 1988 to 1992. Mr. Locke worked for Valero Energy Corporation, Huffco Petroleum Corporation and Tesoro Petroleum Corporation as a geologist from 1979 to 1986. Mr. Locke received a Bachelor’s Degree in geology from the University of California Santa Barbara and a Master of Business Administration Degree from Southern Methodist University.

Mr. Locke’s seventeen years of experience at Pioneer, including his service as Chief Executive Officer for nine years, gives him unique knowledge of the opportunities and challenges associated with our business. Mr. Locke’s familiarity with all aspects of Pioneer’s business and his historical understanding of its operations, combined with his understanding of the oil and gas industry, geology and investment banking makes him uniquely qualified to advise the board of directors and to lead Pioneer as Chief Executive Officer.

C. John Thompson has served as one of our directors since May 2001. Mr. Thompson currently serves as Chairman and Chief Executive Officer of Ventana Capital Advisors, Inc., a capital advisory company he founded in June 2004. Mr. Thompson has over 30 years experience in the energy capital business. Mr. Thompson has worked as a business consultant, in the energy capital business with Enron, the investment banking services business with a company he co-founded, Sagestone Capital Partners, and as the manager of the energy commercial banking business with InterFirst Bank in Houston.

As one of Pioneer’s longest-serving non-executive directors, Mr. Thompson brings an important institutional knowledge to the board of directors. His work as an executive in the oil and gas industry, and his experience in the energy capital business including more than ten years in energy commercial banking, provides him with insights relating to many of the same issues facing our business, including markets, operational, regulatory, technological, and financial. Mr. Thompson also serves as a member of the Audit Committee and qualifies as an “audit committee financial expert.” Mr. Thompson holds a Master’s Degree in Business Administration with an emphasis in finance and accounting from the University of Texas at Austin, which enables him to provide guidance to the Board on finance and accounting-related matters. Mr. Thompson’s experience as founder of a capital advisory company and as a consultant provides the board of directors with a unique perspective into different industries and an understanding of various capital strategies.

Our board of directors unanimously recommends a vote “FOR” the election of Wm. Stacy Locke and C. John Thompson as Class II Directors.

DIRECTORS WITH A TERM EXPIRING IN 2013

Class III Director Whose Term Expires at the 2013 Annual Meeting	Age	Position(s) Held
John Michael Rauh	62	Director

John Michael Rauh has served as one of our directors since October 2008. Mr. Rauh served in various financial capacities including Vice President and Controller and Vice President and Treasurer during his career at Kerr-McGee Corporation from 1981 until his retirement in 2006. Prior to joining Kerr-McGee, Mr. Rauh was an auditor with Arthur Young & Company, which merged with Ernst & Whinney in 1989 to form Ernst & Young. He received a Master’s Degree in accounting from Oklahoma State University and a Bachelor’s Degree in accounting and economics from Northwestern Oklahoma State University. Mr. Rauh was elected in 2010 and currently serves as a director on the Northwestern Oklahoma State University Foundation Board of Directors. Mr. Rauh served as a director of Tronox, Inc. from 2005 to 2006. Mr. Rauh, as well as other Tronox and Kerr-McGee officers and directors, has been named as a defendant in a Complaint filed in the United States District Court for the Southern District of New York asserting securities law violations. The Court has dismissed the allegations that Mr. Rauh violated Section 10(b) of the Securities Exchange Act. Mr. Rauh currently remains in the case only with respect to allegations that he was a “control person” of Tronox under Section 20 of the Securities Exchange Act for approximately a four-month period. There are no current allegations that Mr. Rauh directly violated any securities laws. Mr. Rauh plans to defend against the control person allegations as the litigation continues.

Mr. Rauh’s expertise in a variety of financial and accounting matters, experience in Sarbanes-Oxley 404 compliance and service with a global oil and gas business make him a valuable member of the board of directors and enhances the value of his service as a member of the Audit Committee, where he also qualifies as an “audit committee financial expert.” Mr. Rauh’s Bachelor’s and Master’s Degrees in accounting enable him to advise the Board on accounting-related matters. Mr. Rauh’s experience at a global oil and gas company provide him with insights relating to many of the same issues we face in our business, including markets, operational, regulatory, technological, and financial. Mr. Rauh’s significant experience in several senior financial positions at Kerr-McGee, as well as his previous service as an auditor with an accounting firm, provides a solid platform for him to advise and consult with the board of directors on financial and audit-related matters.

DIRECTORS WITH A TERM EXPIRING IN 2014

Class I Directors Whose Term Expires at the 2014 Annual Meeting	Age	Position Held
Dean A. Burkhardt	61	Chairman
Scott D. Urban	58	Director

Dean A. Burkhardt has served as one of our directors since October 26, 2001 and Chairman since May 2008. In addition to his role as a horse and cattle rancher, Mr. Burkhardt has been a consultant to the energy services industry since 1997 with a special emphasis in oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services. He also served as co-founder, President and CEO (1983-1985) of Applied Petroleum Software, a provider of production engineering software for optimizing oil and gas well completions; President and CEO of Seismic Products, a provider of seismic cable (1982), Cliff Mock, Inc., a provider of oilfield valves (1982) and Tescorp Energy Services, a provider of coiled tubing, hydraulics and fishing and rental tools (1981-1982) as well as President and COO of Tescorp, Inc. (1982); was a co-founder (1979), Executive Vice President of Sales and Operations (1979-1981) and a director (1979-1989) of Cheyenne Services, Inc., a provider of oilfield tubular makeup, tubular inspection and third party quality assurance services.

As a result of Mr. Burkhardt’s service as a director of the Company for over nine years, he has become very familiar with our business and the important issues facing the Company. Mr. Burkhardt’s experience as a consultant in the energy services industry makes him a valuable member of the board of directors. Mr. Burkhardt serves as a member of the Audit Committee and qualifies as an “audit committee financial expert.” Mr. Burkhardt also holds a Master’s Degree in international management, with an emphasis in marketing and accounting from the American Graduate School of International Management and regularly attends seminars on accounting and financial matters, which enables him to provide guidance to the board of directors related to the Company’s international development and accounting-related matters. Mr. Burkhardt’s significant experience with several companies involved in the oil and gas industry gives him insights relating to many of the same issues we face in our business and provides a solid platform for him to advise and consult with the board of directors on such issues, including oil and gas projects in emerging markets, workover services, fuel cells and engineering and quality management services.

Scott D. Urban has served as one of our directors since October 2008. Mr. Urban is a partner in Edgewater Energy, a consulting and investment firm focused on the oil and gas exploration and production industry and assisting private equity firms with upstream investments. Mr. Urban served as Group Vice President, Upstream, for BP PLC from 1999 to 2005 and served as BP’s Group Vice President, with responsibility for several profit centers including the North Sea, Atlantic, North American Onshore, Egypt and Middle East. Prior to joining BP, Mr. Urban held a variety of management positions with Amoco Corporation, including Group Vice President, Worldwide Exploration and Upstream Business Unit Manager, China. Mr. Urban received a Master’s Degree in geology and a Bachelor’s Degree in earth science from Bowling Green State University. Mr. Urban currently serves on the board of directors of Noble Energy, Inc. and has served as a board member of the UK Offshore Operators Association, the Business Council for International Understanding and the Netherlands Oil and Gas Exploration and Production Association.

Mr. Urban’s expertise as a consultant in the oil and gas exploration and production industry makes him a valuable member of the board of directors. Mr. Urban’s significant experience at multiple global oil and gas companies provides him with insights relating to many of the same issues we face in our business, including markets, operational, regulatory, technological, and financial. Mr. Urban’s Master’s Degree in geology gives him a deep understanding of, and enables him to advise the board of directors on, many matters relating to oil and gas drilling. Mr. Urban’s service as a member of the board of directors of Noble Energy, Inc. gives him valuable experience in managing the issues that face a publicly held oil and gas company with international operations and allows him to share best practices with our board of directors.

There are no family relations of first cousin or closer among our directors or executive officers by blood, marriage or adoption. The board has determined that all of our directors are independent directors, as defined by the rules of the NYSE Amex, other than Mr. Locke who, as President and Chief Executive Officer, is an employee of Pioneer.

INFORMATION CONCERNING MEETINGS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Meetings

Our board of directors held eight meetings and acted by written consent seven times during the fiscal year ended December 31, 2011. The board has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. During the fiscal year ended December 31, 2011, all of the directors attended 100% of the total number of meetings of the board and any committee on which each served. In addition, the independent directors also held regular meetings consisting solely of independent directors during the fiscal year ended December 31, 2011.

Independent Chairman of the Board

Our board of directors has separated the roles of Chairman and Chief Executive Officer. The separation of roles was implemented to allow our Chief Executive Officer, Mr. Locke, to focus on the management of the Company and our independent Chairman to focus on the continued development of a high-performing board of directors, including (i) developing board agendas, (ii) working with Company management to ensure the board of directors has timely and adequate information, (iii) coordinating board committee activities, (iv) supporting and mentoring the Chief Executive Officer and (v) ensuring effective stakeholder communications. Among the duties and responsibilities of our independent Chairman are the following:

•	presiding at all meetings of the board, including executive sessions of the independent directors and non-management directors;

•	assisting in the preparation of agendas and schedules, including agenda items and time allocations, for all meetings of the board of directors and its committees;

•	promoting an environment of open, transparent, two-way communications between the board and senior management;

•	communicating with senior management to align board of directors and management priorities;

•	promoting an active, on-going succession process for the board of directors and senior management positions;

•	promoting, with senior management, the enterprise risk management process;

•	supporting senior management in promoting high ethical standards in all Company and board of directors dealings; and

•	overseeing the implementation of the strategic planning processes.

Audit Committee

The members of our audit committee during the fiscal year ended December 31, 2011 were Messrs. Burkhardt, Thompson, Rauh (chairman) and Mr. Urban. Mr. Rauh served as the chairman of the audit committee during the fiscal year ended December 31, 2011. The audit committee met five times during the fiscal year ended December 31, 2011. The audit committee is governed by a charter that the board of directors amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our Web site at www.pioneerdrlg.com.

Our common stock is listed on the NYSE Amex. As such, we have agreed to comply with the listing standards of the NYSE Amex, which require that we have at least three members of the audit committee, each of whom is independent. Each of our audit committee members is independent, as defined by the rules of the NYSE Amex and the rules and regulations of the SEC. In addition, the board has determined that each member of the audit committee is an “audit committee financial expert” as defined by the SEC. The experience of each member of the audit committee is described in the biographies under the heading “Proposal 1—Election of Directors.”

The audit committee’s role is one of financial oversight. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The following functions are the key responsibilities of the audit committee in carrying out its oversight:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm and overseeing the qualifications and independence of such firm;

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	overseeing the performance of our internal audit function;

•	overseeing our compliance with legal and regulatory requirements;

•	preparing a report for inclusion in our proxy statement of its review of our audited financial statements;

•	pre-approving audit, review or attest services and permitted non-audit services (including the terms and fees thereof) to be performed by our independent registered public accounting firm; and

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the board.

The audit committee meets separately from the whole board with the independent auditors to provide an open avenue of communication. The audit committee is ultimately responsible for the selection, evaluation and replacement of our independent auditors.

Compensation Committee

The members of our compensation committee during the fiscal year ended December 31, 2011 were Messrs. Burkhardt, Thompson, Urban (chairman) and Mr. Rauh. Mr. Urban served as chairman of the compensation committee during the fiscal year ended December 31, 2011. The compensation committee met four times and acted by written consent ten times during the fiscal year ended December 31, 2011. In addition, the compensation committee also held meetings with our compensation consultant during the fiscal year ended December 31, 2011. Each of our compensation committee members is independent, as defined by the rules of the NYSE Amex. The compensation committee is governed by a charter that the board amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our Web site at www.pioneerdrlg.com. The compensation committee’s responsibilities include:

•	approving and overseeing our compensation policies, objectives and programs for our executive officers and directors;

•	annually reviewing and approving corporate goals, objectives and other key measures relevant to the compensation of Pioneer’s executive officers and other key employees;

•	reviewing and approving all formal employment or other contracts between Pioneer and our executive officers and other key employees;

•

administering and reviewing Pioneer’s incentive-compensation plans, equity-based plans and other compensation and benefit plans, and authorizing the issuance of stock of Pioneer pursuant to such plans; and

•	retaining a compensation consultant to assist the committee and approving such consultant’s fees and other retention terms.

Except as described in the Compensation Discussion and Analysis section of this proxy statement, at this time, the compensation committee does not intend to delegate its powers and authority to any subcommittee or other persons. For additional information concerning the compensation committee, see “Compensation Discussion and Analysis” and “Report of the Compensation Committee.”

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee during the fiscal year ended December 31, 2011 were Messrs. Burkhardt, Thompson (chairman), Urban and Mr. Rauh. Mr. Thompson served as chairman of the nominating and corporate governance committee during the fiscal year ended December 31, 2011. The nominating and corporate governance committee held two meetings during fiscal year ended December 31, 2011. Each of our nominating and corporate governance committee members is independent, as defined by the rules of the NYSE Amex.

The nominating and corporate governance committee is responsible for seeking, evaluating and recommending qualified individuals to become directors and serve on committees of the board of directors. The committee is also responsible for periodically reviewing and assessing the adequacy of our corporate governance policies and procedures and recommending proposed changes to the board. In addition, the committee periodically assesses the performance of the board of directors. The nominating and corporate governance committee is governed by a charter that the board amended and restated on December 11, 2008. You can obtain a copy of that charter by going to our website at www.pioneerdrlg.com.

Director Nominations

The nominating and corporate governance committee considers candidates for board membership suggested by its members and other board members, as well as by management and shareholders. The committee may also retain a third-party executive search firm to identify candidates from time to time. Shareholders wishing to suggest a qualified candidate should submit the recommendation in writing to the nominating and corporate governance committee in care of our Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary:

•	the name, age and business address of that person;

•	the principal occupation or employment of that person;

•	the class or series and number of shares of capital stock of Pioneer which that person owns beneficially or of record; and

•

all other information, if any, relating to that person which Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder would require Pioneer or that shareholder to disclose in a proxy statement or in any other filing in connection with solicitations of proxies for an election of directors.

Once a prospective candidate has been identified, the nominating and corporate governance committee makes the initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the committee determines that additional consideration is warranted, it may ask a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the committee. The committee then evaluates the prospective candidate by considering, in addition to the criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in our shareholders’ and our best interests. Consideration is also given to members of the board of directors having an appropriate mix of background and skills. Although we do not have a formal diversity policy in place for the director nomination process, an important factor in our nominating and corporate governance committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set. The nominating and corporate governance committee strives to nominate candidates with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee the Company’s business.

The same criteria apply with respect to the nominating and corporate governance committee’s evaluation of all candidates for membership to our board, including candidates recommended by shareholders. However, additional procedures will apply, as provided in our bylaws, if a shareholder wishes to submit at an annual meeting a director candidate who is not approved by our nominating and corporate governance committee or our board of directors.

Any shareholder desiring to nominate a director at our 2013 Annual Meeting of Shareholders without including such nomination in our proxy materials for that meeting must provide timely notice to the Company of such nomination in the form provided by our bylaws. See our bylaws for a description of the required form and content of this notice. To be timely, such notice must ordinarily be delivered to our principal executive offices (Attention: Corporate Secretary), at the address set forth above, no later than the close of business on the 90th day nor earlier than the 180th day prior to the first anniversary date of the preceding year’s annual shareholder meeting (i.e., nominations for director for inclusion in the 2013 Annual Meeting of Shareholders must be delivered to our principal executive offices no earlier than the close of business on November 9, 2012, and no later than the close of business on February 11, 2013), or such proposal will be considered untimely. However, in the event that the date of the pending annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of shareholders, then such notice must be received not later than the later to occur of the close of business on the 90th day prior to the pending annual meeting of shareholders or the 10th day following the day on which public announcement of the date of such annual meeting of shareholders is first made by the Company. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to the Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

Code of Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Conduct and Ethics that satisfies the SEC’s definition of a “Code of Ethics” and applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer. As part of our continuing efforts to improve our corporate governance principles and practices, we have also adopted Corporate Governance Guidelines that conform to the NYSE corporate governance listing standards and SEC rules. All of the Company’s corporate governance materials, including the Code of Conduct and Ethics, the Corporate Governance Guidelines, and our committee charters are posted on the Company’s website at www.pioneerdrlg.com and are also available upon request to the Company’s Corporate Secretary. We intend to disclose on our website any amendments to the Code of Conduct and Ethics and any waivers of the Code of Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer.

Board’s Role in Risk Oversight

Our board of directors is responsible for the Company’s risk-oversight function. The board of directors, with the assistance of its standing committees, our Chief Executive Officer, our Chief Financial Officer, our General Counsel, and our Director of Corporate Development, identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market, and reputational risks. In addition, the board of directors reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each board committee also oversees the management of the Company’s risks that fall within each committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors.

Risk–Related Compensation Policies and Practices

The compensation committee has undertaken an assessment of the risk profile of its executive and non-executive compensation programs. With the assistance of our Chief Executive Officer, our Chief Financial

Officer, our General Counsel, our Vice President Global Human Resources and our compensation consultant, the compensation committee has developed a framework to assist the compensation committee in ascertaining any potential material risks associated with its executive compensation program, including: external market reference; pay mix; range and sensitivity of performance-based variable plans; selection of performance metrics; goal-setting process; and the Company’s checks and balances on the payment of compensation. This process enables the compensation committee to consider if any of the Company’s current compensation programs, practices or procedures should be altered in order to ensure that an appropriate balance between competitive pay and prudent risk is maintained. As a result of this analysis, the compensation committee has identified the following risk mitigating factors:

•	the pay mix including fixed and variable compensation, including the use of fixed cash and variable cash and the use of long-term equity as variable compensation;

•	limits on annual cash bonus awards;

•	the use of varied performance goals;

•	after several years of use, there appears to be no evidence that the performance goals encourage unnecessary or excessive risk taking;

•	stock ownership guidelines;

•	the oversight of incentive compensation plans by our compensation committee; and

•	the high level of board involvement in approving material investments and capital expenditures.

As a result of the above assessment, the compensation committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

During 2011, we paid to each of our non-employee directors fees for service on our board of directors or committees of our board as follows:

Board Member Fees:
Chairman’s annual retainer	$75,000
Member’s annual retainer	$30,000
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Audit Committee Fees:
Chairman’s annual retainer	$15,000
Member’s annual retainer	$5,000
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Compensation Committee Fees
Chairman’s annual retainer	$10,000
Member’s annual retainer	$1,750
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Nominating and Corporate
Governance Committee Fees:
Chairman’s annual retainer	$10,000
Member’s annual retainer	$1,750
Each meeting attended in person	$1,500
Each meeting attended by telephone	$1,000

Special Committee Fees
Each meeting attended in person	$1,250
Each meeting attended by telephone	$1,000

During 2011, the Compensation Committee granted a restricted stock award that will vest over three years with a grant date fair market value of approximately $100,000 to each member of the board of directors. In addition, we reimburse the directors for reasonable out-of-pocket expenses they incur in connection with attending meetings of the board of directors and board committees or otherwise in their capacity as directors. Our executive officers do not make recommendations regarding the non-employee directors’ compensation.

We expect each director to make every effort to attend each meeting of the board of directors, each meeting of any board committee on which he sits and the annual meeting of shareholders. Attendance in person at board and committee meetings is preferred but not required; attendance by teleconference is permitted, if necessary. All of our directors attended last year’s annual meeting of shareholders.

2011 Non-Employee Director Compensation

The following table summarizes the compensation we paid each of our non-employee directors during 2011:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Dean A. Burkhardt	$116,004	$99,992	$215,996
C. John Thompson	$79,252	$99,992	$179,244
John Michael Rauh	$81,004	$99,992	$180,996
Scott D. Urban	$79,252	$99,992	$179,244

(1)	The amounts reflected in this column consist of the board member and committee member annual retainers and meeting attendance fees.

(2)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of the restricted stock awards granted to directors during the fiscal year ended December 31, 2011, computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, except that no assumption for forfeitures was included. Pursuant to our 2007 Incentive Plan, each director was granted 8,090 shares of restricted stock on May 13, 2011, based on the closing price ($12.36) of our common stock on the NYSE Amex on the grant date. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

The following table provides information on the outstanding equity awards for each of our non-employee directors as of December 31, 2011:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (4)
Dean A. Burkhardt	10,000	—	$14.98	6/14/2012	—		—
	—	—	—	—	5,920	(1)	$57,306
	—	—	—	—	11,038	(2)	$106,848
	—	—	—	—	8,090	(3)	$78,311

C. John Thompson	10,000	—	$14.98	6/14/2012	—		—
	—	—	—	—	5,920	(1)	$57,306
	—	—	—	—	11,038	(2)	$106,848
	—	—	—	—	8,090	(3)	$78,311

John Michael Rauh	10,000	—	$10.32	10/5/2018	—		—
	—	—	—	—	5,920	(1)	$57,306
	—	—	—	—	11,038	(2)	$106,848
	—	—	—	—	8,090	(3)	$78,311

Scott D. Urban	10,000	—	$10.32	10/5/2018	—		—
	—	—	—	—	5,920	(1)	$57,306
	—	—	—	—	11,038	(2)	$106,848
	—	—	—	—	8,090	(3)	$78,311

(1)	The indicated shares of restricted stock are scheduled to vest on May 15, 2012.
(2)	The indicated shares of restricted stock are scheduled to vest in installments of 5,519 shares each on May 15, 2012 and May 15, 2013.
(3)	The indicated shares of restricted stock are scheduled to vest in installments of 2,696 shares each on May 13, 2012 and May 13, 2013, and 2,698 shares on May 13, 2014.
(4)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock on December 30, 2011, of $9.68 per share, which was the last trading day in 2011.

Stock Ownership Guidelines

In order to encourage the acquisition and retention of our common stock by our directors and to further align their economic interests with those of our shareholders and to focus our directors on the long-term sustained appreciation of our common stock, our compensation committee and our board of directors have adopted guidelines generally requiring each of our directors to own an amount of our common stock equal to the value of three times such director’s annual cash retainer. The ownership target is to be acquired no later than the December 31 following the fifth anniversary of the director’s initial appointment or election to the board of directors, or by December 31, 2013 for any director serving on the board of directors as of May 17, 2008. For purposes of this calculation, unvested restricted stock and restricted stock units may be counted toward the applicable ownership requirement. As of March 15, 2012, all directors have fully met their stock ownership requirements.

EXECUTIVE OFFICERS

The following table provides information about our current executive officers (ages are as of March 31, 2012):

Name	Age	Position(s) Held
Wm. Stacy Locke	56	President, Chief Executive Officer and Director
Lorne E. Phillips	41	Executive Vice President and Chief Financial Officer
Franklin C. West	72	Executive Vice President and President of Drilling Services Division
Joseph B. Eustace	57	Executive Vice President and President of Production Services Division
Carlos R. Peña	45	Senior Vice President, General Counsel, Secretary and Compliance Officer

For a description of the business background of Mr. Locke, see “Class II Director Nominees for Election to a Term Expiring at the 2015 Annual Meeting” above.

Lorne E. Phillips was appointed Executive Vice President and Chief Financial Officer effective February 1, 2009. Prior to joining Pioneer Drilling Company, Mr. Phillips worked the last 10 years at Cameron International Corporation, serving most recently as Vice President and Treasurer. Prior to that, he was General Manager of Cameron’s Canadian valves operations, Vice President of Marketing and M&A for the valves division, and Business Development Manager for Cameron. Before joining Cameron, he was a Financial Analyst for SCF Partners, a provider of equity capital to energy service and equipment companies, and for Simmons & Company International, an investment bank focused on the energy industry.

Franklin C. West currently serves as Executive Vice President and President of our Drilling Services Division. Prior to his appointment as President of our Drilling Services Division on March 1, 2008, Mr. West served as our Chief Operating Officer beginning in January 2002. Prior to joining Pioneer, he was Vice President for Flournoy Drilling Company from 1967 until it was acquired by Grey Wolf, Inc. in 1997, and he continued in the same capacity for Grey Wolf, Inc., an on-shore oil and gas drilling contractor, until December 2001.

Joseph B. Eustace was appointed as Executive Vice President and President of our Production Services Division on March 1, 2008. Prior to joining Pioneer Drilling Company, Mr. Eustace served as President of WEDGE Oil and Gas Services beginning in 2004. Prior to 2004, Mr. Eustace served as Group Vice President for Key Energy Services from 1998 to 2004, and as Vice President of Operations for Dawson Production Services from 1982 until Key Energy Services acquired Dawson Production Services in 1998.

Carlos R. Peña was appointed Senior Vice President, General Counsel, Secretary and Compliance Officer effective October 27, 2008. Mr. Peña has practiced law since 1992 and has experience providing both outside corporate and securities counsel and in-house M&A counsel. Prior to joining Pioneer Drilling in October 2008, he worked for AT&T, Inc. in the M&A legal group. From 1996 to 2007, he focused on securities and corporate finance, M&A, venture capital, and corporate governance at Fulbright & Jaworski L.L.P., Cox Smith Matthews Incorporated, and Vinson & Elkins L.L.P.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2011 for the following executive officers of the Company (collectively, the “named executive officers”):

•	Wm. Stacy Locke, our Director, President and Chief Executive Officer;

•	Lorne E. Phillips, our Executive Vice President and Chief Financial Officer;

•	Franklin C. West, our Executive Vice President and President of Drilling Services Division;

•	Joseph B. Eustace, our Executive Vice President and President of Production Services Division; and

•	Carlos R. Peña, our Senior Vice President, General Counsel and Secretary.

Executive Summary

Throughout 2011, demand for our equipment and services continued to grow, driving a 47% increase in annual revenue. Operationally, we exceeded the level of overall performance that we had targeted for 2011, which is reflected in some of the compensation decisions reached by the Compensation Committee. Key highlights of our 2011 performance include the following:

•	Grew our core businesses:

	2011	2010	% Change
Annual Revenues	$715,941	$487,210	47%
Adjusted EBITDA	$183,870	$103,151	78%
Combined Margin	$259,017	$154,779	67%

•	Created two new-build rig designs and secured 10 multi-year contracts for our new-build drilling rigs;

•	Established drilling operations in West Texas, finishing the year with 16 rigs operating;

•	Added 15 well service rigs and 21 wireline units to our production services fleet;

•	Launched a company-wide safety initiative and achieved safety performance approaching the best in the industry across all divisions; and

•	Acquired Go-Coil, LLC adding a new service offering to our Production Services Division with 10 coiled tubing units.

The Compensation Committee took the following key actions with respect to the compensation of the named executive officers in 2011:

•

Modestly Increased Base Salaries. Each of Messrs. Phillips, West, Eustace, and Peña received a merit increase in their respective base salary ranging from 3% to 5%, and Mr. Locke received a 9% increase in his base salary, his first base salary increase in approximately three years;

•	Awarded Cash Incentive Awards. Based on pre-established Company performance measures and team performance goals, each of the named executive officers earned a cash incentive award;

•

Awarded Time-Based and Performance-Based Equity Awards. The named executive officers were awarded long-term incentive awards, which were allocated approximately 70% to stock options and 30% to performance-based restricted stock units (“RSUs”). The number of performance-based RSU awards that each named executive officer may earn is based on our relative EBITDA growth, EBITDA return on capital employed (“ROCE”), and total shareholder return growth versus a defined group of eight peer companies over a three-year performance period;

•

Prohibition on Excise Tax Gross-Ups. The Compensation Committee continued to adhere to its policy prohibiting excise tax gross-up payments in any future change in control arrangements with executive officers, unless the arrangement is approved by our shareholders.

We believe that our 2011 executive compensation program is reasonable, competitive and strongly aligned with pay-for-performance principles. Consistent with prior practice, in 2011 the Compensation Committee emphasized compensation opportunities that reward our named executive officers when they deliver targeted financial and operational results. Accordingly, a significant percentage of the named executive officers’ compensation that was granted in 2011 was “at-risk,” as the following graph illustrates:

2011 Shareholder Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting of Shareholders. While this vote was not binding on the Compensation Committee, the Board of Directors or us, the Compensation Committee values the opinions of our shareholders on executive compensation matters.

The Compensation Committee reviewed the voting results from our 2011 advisory vote on executive compensation. Based upon the Inspector of Election’s report, the advisory vote on executive compensation received the favorable support of 95% of the votes cast thereon. The Compensation Committee determined that the voting results reflect strong shareholder support for our 2011 executive compensation program.

In 2012, the Compensation Committee continued to emphasize pay for performance principles by increasing the allocation of the named executive officers’ long-term incentive compensation to provide for more performance-based RSU awards and less stock options. Accordingly, the Compensation Committee changed the allocations of the named executive officers’ performance-based RSU awards to 40% (from 30%) and stock options to 60% (from 70%) to better align the named executive officer’s long-term incentive compensation with our shareholders’ interests.

Additionally, in response to the majority of the votes cast for an advisory vote on executive compensation every year at our 2011 Annual Meeting of Stockholders, we have determined that the advisory vote on executive compensation will be conducted every year, until we hold the next advisory vote on the frequency of advisory votes on executive compensation.

Compensation Philosophy

The Compensation Committee designs our executive compensation programs to:

•	Provide an executive compensation structure that is consistent with competitive pay practices;

•	Attract, motivate and retain key personnel necessary to our success;

•	Reward senior and key employees for building long-term shareholder value; and

•	Encourage attainment of strategic business objectives with pay-for-performance principles.

Compensation Committee

The Compensation Committee administers our executive compensation program and is responsible for establishing appropriate compensation for our named executive officers. The duties of the Compensation Committee include:

•	Approving and overseeing our compensation policies, objectives and programs for executive officers;

•	Reviewing and approving all formal employment or other contracts between us and our executive officers;

•	Annually reviewing and approving corporate goals, objectives and other key measures relevant to the compensation of our executive officers; and

•	Evaluating the performance of our executive officers.

Role of Management

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from senior management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, objectives, and programs. In 2011, the Chief Executive Officer, Chief Financial Officer, Vice President Global Human Resources, and General Counsel worked closely with the Compensation Committee in formulating award designs, performance measures, and performance levels (i.e., threshold, target, and above expectation) necessary to align the executive compensation program with our objectives and strategies.

Generally, the Chief Executive Officer reviews with the Compensation Committee his performance evaluations of the other named executive officers and his recommendations regarding base salary adjustments, cash incentive awards, and long-term equity awards for the other named executive officers to ensure alignment with pay-for-performance principles. However, all final decisions regarding the compensation of the named executive officers are made by the Compensation Committee.

The Board and Compensation Committee conduct their own performance assessment of the Chief Executive Officer and no management recommendation is made with regard to his compensation.

While certain members of management attended the Compensation Committee’s meetings in 2011 upon invitation, they did not attend either private sessions or portions of any other meetings of the Compensation Committee where executive compensation determinations were made by the Compensation Committee.

Assessment of Team Performance

The named executive officers’ compensation is impacted by their performance as a team. For purposes of setting compensation, the Compensation Committee annually conducts a subjective assessment of the named executive officers’ accomplishments as a team and not as individuals with respect to goals and strategies that are established at the beginning of each year. The Compensation Committee believes that focusing on team performance, rather than individual performance, emphasizes the importance of team work among the named executive officers.

The 2011 team goals included the following (collectively, the “2011 Team Goals”):

•	Grow our core businesses;

•	Establish drilling operations in West Texas;

•	Continue marketing our new-build drilling rigs to secure long-term contracts;

•	Establish more customer contacts in the U.S. and Colombia;

•	Continue to develop our engineering department to assist in new-build rig design and construction;

•	Add six new well service rigs and fourteen new wireline units to our production services fleet; and

•	Launch a new safety/leadership training initiative.

The Compensation Committee subjectively determined that the named executive officers successfully accomplished each of the 2011 Team Goals during 2011.

Role of Compensation Consultant

During 2011, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its compensation consultant to obtain objective, expert advice on executive compensation. Pearl Meyer advised the Compensation Committee on a variety of compensation related issues in 2011, including:

•	Competitive pay analysis on executive compensation;

•	Pay levels of the named executive officers; and

•	Our executive compensation program design, including short-term incentive plan design, long-term incentive plan design, and pay mix.

In the course of conducting its activities, Pearl Meyer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During 2011, Pearl Meyer also met with certain senior management to obtain and validate data and review materials.

Competitive Pay Analysis

Each year the Compensation Committee evaluates how our pay practices and the named executive officers’ compensation levels compare to the competitive market for executive talent.

To evaluate the competitiveness of the named executive officers’ base salary, target total cash compensation (i.e., base salary plus target cash incentive award), target long-term equity incentive awards, and total direct compensation (i.e. base salary, target cash incentive award, and target long-term equity incentive awards) for 2011, Pearl Meyer provided the Compensation Committee competitive pay information derived from a custom peer group (the “Custom Peer Group”) and the following industry specific surveys (collectively, the “Industry Survey Data”):

•	Watson Wyatt Top Management; and

•	William M. Mercer-Energy.

The companies comprising the Custom Peer Group for 2011 included:

• Atwood Oceanics	• Newpark Resources
• Basic Energy Services	• Oil States International
• Bronco Drilling	• Parker Drilling
• Complete Production Services	• Patterson-UTI Energy
• Helix Energy Solutions Group	• RPC Inc.
• Helmerich & Payne	• Superior Energy Services
• Hercules Offshore	• Unit Corp
• Key Energy Services

The compensation consultant annually reviews the companies comprising the Custom Peer Group in order to maintain its appropriateness for the competitive pay analysis. These companies were generally selected based upon their (i) classification as “oilfield services” companies, (ii) annual revenues (the Custom Peer Group’s trailing twelve months (“TTM”) of revenues as of June 30, 2010 was approximately $751 million, as compared to our TTM of revenues as of June 30, 2010 of $359 million), and (iii) market capitalization. Additionally, the Compensation Committee believes that we compete for employee talent with each of these companies. Based on input from Pearl Meyers, the 2011 Custom Peer Group includes several peer companies that were not included in the 2010 Custom Peer Group (Hercules Offshore, Helix Energy Resources, Oil States International and Newpark Drilling). Additionally, Allis Chalmers was removed from the 2011 Custom Peer Group due to its acquisition. These changes reflect our continued growth and current competitors for employee talent so that the Compensation Committee can continue to evaluate the named executive officers’ pay levels versus an appropriate peer set.

Pearl Meyer developed a “market consensus” for each named executive officer’s 2011 base salary, target total cash compensation, target long-term equity incentive awards and total direct compensation by subjectively prioritizing the data derived from the Custom Peer Group and the Industry Survey Data, where appropriate, to provide representative market pricing comparisons.

The Compensation Committee uses the competitive pay information as a “market check” to ensure, in its subjective judgment, that the named executive officers’ base salary, target total cash compensation, target long-term equity incentive awards and total direct compensation remain fair and competitive. The Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. While the competitive pay information is important to the Compensation Committee’s approval process, it is just one of several factors considered by the Compensation Committee in approving executive compensation and the Compensation Committee has discretion in determining the nature and extent of its use.

Elements of Compensation

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge and experience they offer to our management team. The Compensation Committee generally reviews each named executive officer’s base salary on an annual basis.

The named executive officers’ annual base salary as of December 31, 2010 and December 31, 2011 were as follows:

	Annual Base Salary as of
Name and Position	December 31, 2010	December 31, 2011	% Change (1)
Wm. Stacy Locke,
Director, President and Chief Executive Officer	$550,000	$600,000	9%
Lorne E. Phillips,
Executive Vice President and Chief Financial Officer	$320,000	$328,000	3%
Franklin C. West,
Executive Vice President and President of Drilling Services Division	$395,000	$410,000	4%
Joseph B. Eustace,
Executive Vice President and President of Production Services Division	$280,000	$292,000	4%
Carlos R. Peña,
Senior Vice President, General Counsel and Secretary	$265,000	$277,000	5%

(1)	The base salary increases were effective as of July 1, 2011.

In 2011, Mr. Locke received a 9% increase in his base salary in order to increase the competitiveness of his base salary, as this was his first increase in approximately three years, and in recognition of his contributions toward the accomplishment of the 2011 Team Goals.

In 2011, Messrs. Phillips, West, Eustace and Peña each received a merit increase in their respective base salary ranging from 3% to 5% based upon their contributions toward the accomplishment of the 2011 Team Goals.

As a “market check,” the Compensation Committee also reviewed the competitive pay information in setting the named executive officers’ base salaries in 2011. Messrs. Locke’s, Phillips’s, Eustace’s and Peña’s base salary fell between the 25th and 50th percentiles, and Mr. West’s base salary fell slightly above the 50th percentile of the competitive pay information.

Annual Cash Incentive Compensation

Each year, the named executive officers are eligible to earn a cash incentive award under our 2007 Incentive Plan. The annual cash incentive award is designed to motivate and reward the named executive officers for their contributions in achieving certain business goals that we believe create shareholder value.

Each named executive officer has a target annual cash incentive award opportunity expressed as a percentage of their annual base salary paid. Subject to performance, the payout of the annual cash incentive award can range from zero to two times the target award opportunity. The threshold, target and maximum opportunity levels, expressed as a percentage of each named executive officer’s respective base salary that was actually paid in 2011, are as follows:

	Award Opportunity (as % of Salary Paid)			Award Opportunity ($)
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
Wm. Stacy Locke	27%	90%	180%	$154,731	$515,769	$1,031,539
Lorne E. Phillips	18%	60%	120%	$58,265	$194,215	$388,430
Franklin C. West	18%	60%	120%	$72,346	$241,154	$482,308
Joseph B Eustace	18%	60%	120%	$51,397	$171,323	$342,646
Carlos R. Peña	18%	60%	120%	$48,697	$162,323	$324,646

The amount of the cash incentive award is determined by comparing our actual performance against a scorecard of specific performance measures and associated performance levels approved by the Compensation Committee each year. The results of this comparison dictate the ultimate amount of each named executive officer’s annual cash incentive award. The Compensation Committee designed the cash incentive award to reward exceptional performance by providing for progressively increasing payments as our performance exceeds the target level, and correspondingly providing for no payment unless a threshold level of performance is achieved. If the Company’s performance falls between the threshold, target or above expectation performance levels, the cash incentive award opportunity is linearly interpolated to determine the actual payout.

Accordingly, in February 2011, the Compensation Committee reviewed and approved the following performance measures and associated performance levels for the 2011 annual cash incentive awards. These performance measures and associated performance levels were designed to be in alignment with the Company’s strategic plans and the 2011 budget (which was approved by the Board).

	Performance Levels
	Threshold	Target	Above Expectation	Actual Performance	Measurement Indicator

Diluted Earnings (Loss) Per Share	$(0.08)	$(0.06)	$(0.04)	$0.21	Represents bottom line performance

Consolidated Adjusted EBITDA* (1)	$112,277	$149,703	$194,614	$183,579	Indicates consolidated operating cash flow for the Company

Drilling Services Division Adjusted EBITDA* (1)	$75,620	$100,827	$131,075	$116,971	Indicates operating cash flow for the Drilling Services Division

Production Services Division Adjusted EBITDA* (1)	$48,559	$64,746	$84,169	$86,094	Indicates operating cash flow for the Production Services Division

Consolidated Adjusted EBITDA ROCE (1)	16.3%	21.7%	28.2%	22.8%	Indicates the profitability of our assets

Consolidated Safety Record (Recordable Incident Rate)	2.3	1.84	1.288	1.09	A cultural measurement important to management, our customers and the families of our employees

Individual Performance	NA	NA	NA	NA	Emphasizes the importance of consistent, personal performance and contribution to the Company

*	In Thousands
(1)	“Adjusted EBITDA” is defined as the Company’s earnings before interest, income taxes, depreciation, amortization, and impairments. For 2011, Adjusted EBITDA was adjusted to eliminate $0.5 million of impairment of equipment.

In order to align the Company’s performance and the named executive officers’ performance with the interests of our shareholders, the Compensation Committee subjectively weighted each of the above performance measures relative to its potential impact on the Company’s performance and creation of shareholder value. In establishing the performance goals for Messrs. West and Eustace, the Compensation Committee included both Company-wide and divisional-wide performance goals to provide them incentives to drive the operational results of the respective division they oversee, while ensuring their overall accountability to corporate performance. Accordingly, each named executive officer’s annual cash incentive award is derived from our actual performance with respect to the measures above, on a weighted basis.

The weighting of the performance measures for the named executive officers’ target annual cash incentive award for 2011 was as follows:

	Weighting of Performance Measures (at Target Level) (1)
	Diluted Earnings Per Share	Consolidated Adjusted EBITDA	Division Level Adjusted EBITDA	Consolidated Adjusted EBITDA ROCE	Consolidated or Division Level Safety Record	Individual Performance
Wm. Stacy Locke	20%	25%	NA	15%	20%	20%
Lorne E. Phillips	20%	25%	NA	15%	20%	20%
Franklin C. West	20%	NA	40%	NA	20%	20%
Joseph B. Eustace	20%	NA	40%	NA	20%	20%
Carlos R. Peña	20%	25%	NA	15%	20%	20%

(1)	The weights set forth in the above table are based upon target performance. Consequently, if our performance falls below or above target with respect to a specific performance goal, the weighting of such performance goal will correspondingly increase or decrease, as the case may be.

In assessing individual performance, the Compensation Committee considered the named executive officers’ achievement, as a team, of the 2011 Team Goals discussed previously.

At the end of 2011, the Compensation Committee completed the evaluation of our results and the weighing of the performance measures to ensure that the cash incentive award determinations were appropriate and aligned with pay-for-performance principles. The Compensation Committee made the following annual cash incentive award determinations for our named executive officers for 2011:

	Award Achievement Levels by Performance Measure
	Diluted Earnings Per Share	Consolidated Adjusted EBITDA	Division Level Adjusted EBITDA	Consolidated Adjusted EBITDA ROCE	Consolidated or Division Level Safety Record	Individual Performance	2011 Cash Incentive Award
Wm. Stacy Locke
Award Achieved ($)	$206,308	$226,203	NA	$91,104	$206,308	$185,677	$915,600
Award Achieved (% of Salary Paid)	36%	39%	NA	16%	36%	32%	159%

Lorne E. Phillips
Award Achieved ($)	$77,686	$85,178	NA	$34,305	$77,686	$67,975	$342,830
Award Achieved (% of Salary Paid)	24%	26%	NA	11%	24%	21%	106%

Franklin C. West
Award Achieved ($)	$96,462	NA	$147,945	NA	$96,462	$84,404	$425,273
Award Achieved (% of Salary Paid)	24%	NA	37%	NA	24%	21%	106%

Joseph B. Eustace
Award Achieved ($)	$68,529	NA	$137,058	NA	$66,245	$59,963	$331,795
Award Achieved (% of Salary Paid)	24%	NA	48%	NA	23%	21%	116%

Carlos R. Peña
Award Achieved ($)	$64,929	$71,191	NA	$28,672	$64,929	$56,813	$286,534
Award Achieved (% of Salary Paid)	24%	26%	NA	11%	24%	21%	106%

The named executive officers’ 2011 cash incentive awards are reported in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table below.

Long-Term Equity Incentive Compensation

For 2010 and 2011, the Compensation Committee granted each of the named executive officers time-vested stock options and performance-based RSU awards under our 2007 Incentive Plan. These awards are intended to instill a sense of ownership in our named executive officers, incentivize them to have a long-term focus of our business, and reward them for their successful efforts.

Stock Options and Performance-Based RSU Awards

In formulating the target value of each named executive officer’s 2011 long-term equity awards, the Compensation Committee conducted an assessment of the competitive pay information to subjectively develop a competitive aggregate grant date fair value for such awards. The Compensation Committee then converted the competitive aggregate grant date fair value into shares of our common stock (the “Target Shares”) by using a representative “stock price” for our common stock. The Compensation Committee determined the representative “stock price” by using the average of the closing prices of our common stock from December 31, 2010 to January 21, 2011, which was $8.54 per share. The Compensation Committee then allocated the Target Shares among stock options and performance-based RSU awards using an approximate 70% and 30% split, respectively.

In 2011, the Compensation Committee granted the named executive officers the following stock options and target performance-based RSU awards:

Name	Stock Options (#)	Target Performance-Based RSU Awards (#)	Aggregate Grant Date Fair Value ($)(1)
Wm. Stacy Locke	155,919	37,676	$1,116,421
Lorne E. Phillips	64,665	15,625	$463,013
Franklin C. West	79,820	19,287	$571,526
Joseph B. Eustace	45,998	11,115	$329,359
Carlos R. Peña	48,157	11,636	$344,811

(1)	The amounts reflect the aggregate grant date fair value of the stock options and target performance-based RSU awards granted in 2011 to the named executive officers, computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements of our 2011 Annual Report on Form 10-K filed with the SEC on February 21, 2012.

The number of performance-based RSU awards set forth in the above table reflects the target number of RSU awards to be earned by each named executive officer following a three-year performance period (January 1, 2011 to December 31, 2013). The actual number of RSU awards that each named executive officer may earn, which may be greater or less than his respective target number, will be based on the average of our relative EBITDA growth, EBITDA return on capital employed (“EBITDA ROCE”), and total shareholder return (“TSR”) growth versus a defined group of eight peer companies (the “Special Peer Group”) over the three-year performance period.

Accordingly, the actual number of RSU awards that each named executive officer may earn at the end of the three-year performance period may vary from zero to 200% of his respective target amount, as shown in the following table:

Our performance relative (on average) to the EBITDA growth; EBITDA ROCE; and TSR growth of the Special Peer Group	Percentage of Target RSU Awards that may be Earned (1)
<25th Percentile	0%
25th Percentile	25%
50th Percentile	100%
90th Percentile	200%

(1)	If our performance falls between performance levels, the earned percentage will be interpolated.

Following the three-year performance period, the Compensation Committee will compare our performance in each of the three performance measures (i.e., EBITDA growth, EBITDA ROCE, and TSR growth) relative to the performance of the Special Peer Group, and assign the applicable earning percentage (i.e., 0% to 200%) to each such performance measure. Each named executive officer’s final RSU award is equal to the product of (i) the average of the three earning percentages and (ii) his respective target number of RSU awards.

Following the end of the three-year performance period, the Compensation Committee will approve the final RSU awards that each named executive officer earned and such RSU awards will then convert to restricted stock, for which the restricted stock will cliff vest in April 2013.

The Special Peer Group consisted of Nabors Industries, Helmerich & Payne, Patterson-UTI Energy, Union Drilling, Parker Drilling, Superior Energy Services, Key Energy Services, and Basic Energy Services, all of which we compete with for business on a daily basis. Because the Special Peer Group are direct business competitors, the Compensation Committee subjectively determined that these companies provide a better comparison for EBITDA growth, EBITDA ROCE and TSR growth than the Custom Peer Group, which consists of a broader group of companies with which we compete for employee talent.

The aggregate grant date fair value of the named executive officer’s stock options and target performance-based RSU awards are reported in the “Option Awards” column and “Stock Awards” column, respectively, of the 2011 Summary Compensation table below.

We do not have a program, plan or practice to time our long-term equity incentive awards in coordination with the release of material, non-public information. In the event that material non-public information becomes known to the Compensation Committee prior to granting long-term equity incentive awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the long-term equity incentive award in order to avoid any impropriety.

2009 Long-Term Cash Incentive Award

In 2009, the Compensation Committee granted a one-time, long-term cash incentive award (the “2009 Long-Term Cash Incentive Award”) to the named executive officers under the 2007 Incentive Plan. Because the 2009 long-term cash incentive award was granted during the 2009 fiscal year, the Company considers it part of 2009 compensation. However, we are including a description of the 2009 Long-Term Cash Incentive Award below because part of the time-based portion of the 2009 Long-Term Incentive Award was earned in 2011 and is reported in the “Bonus” column of the 2011 Summary Compensation Table. The Compensation Committee did not grant long-term cash incentive awards to the named executive officers in 2010 or 2011.

The 2009 Long-Term Cash Incentive Award was composed of two components; the first component was performance-based and the second component was time-based.

Each named executive officer fully earned his respective performance-based component of the award as of December 31, 2010 which was reported in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table in last year’s proxy statement.

Under the time-based component of the 2009 Long-Term Cash Incentive Award, each of the named executive officers was eligible to earn an aggregate cash payout, with 50% of the cash payout being paid in April 2011 and with the remaining 50% of the cash payout being paid in April 2012, assuming the named executive officer continues employment with the Company through the payment date. Each named executive officer earned 50% of his respective time-based component of the award in April 2011, which is reported in the “Bonus” column of the 2011 Summary Compensation Table.

The following table further describes the performance-based and time-based components of the 2009 Long-Term Cash Incentive Award:

	Performance-Based Component			Time-Based Component
Name	Target Performance- Based Cash Payout	Average Achievement Level in the Three Performance Measures	Earned Performance- Based Cash Payout	Aggregate Time-Based Component Cash Payout	Total 2009 Long-Term Cash Incentive Award
Wm. Stacy Locke	$234,000	70%	$163,800	$234,000	$397,800
Lorne E. Phillips	$89,500	70%	$62,650	$89,500	$152,150
Franklin C. West	$121,000	70%	$84,700	$121,000	$205,700
Joseph B. Eustace	$68,500	70%	$47,950	$68,500	$116,450
Carlos R. Peña	$62,000	70%	$43,400	$62,000	$105,400

2011 Total Direct Compensation

Based upon the most recent competitive pay information received from Pearl Meyer, the Compensation Committee believes that our 2011 executive compensation program provided target total direct compensation (i.e., base salary, target total cash compensation and target long-term equity incentive awards) that was reasonable and competitive but not excessive, as the following table illustrates.

Additional Information

Health, Welfare and Retirement Benefits

We offer a standard range of health and welfare benefits to substantially all of our U.S. employees, including the named executive officers. These benefits include medical, prescription drug and dental coverage, life and accidental death and dismemberment insurance, vacation, sick leave and other paid holidays. In addition, long-term disability insurance benefits and optional short-term coverage is available to all of our employees. These benefits are intended to aid in the health and well-being of our employees, as well as contribute directly to a productive and successful work life, which we believe will enhance the financial results for us and our shareholders.

We also offer all of our U.S. employees the opportunity to participate in our defined contribution 401(k) plan. Under the plan, we make matching contributions equal to 50% of the participant’s contributions on the first 6% of compensation deferred under the plan. Under this matching scheme, employees become fully vested in our matching contributions after five years of employment. The 2011 Summary Compensation Table reflects our contributions to the 401(k) plan for each named executive officer in 2011.

Perquisites

We provide a limited number of perquisites to the named executive officers, including a car allowance, payment of life insurance premiums and Petroleum Club dues. The life insurance policy pays the beneficiary an amount equal to the applicable named executive officer’s annual salary up to a maximum of $300,000.

Effective December 31, 2010, the Compensation Committee adopted a policy prohibiting the payment of country club memberships for any of the named executive officers.

The All Other Compensation column of the 2011 Summary Compensation Table shows the value of perquisites we provided to the named executive officers in 2011.

Stock Ownership Guidelines

In order to strengthen the alignment of the interests of the name executive officers and shareholders and to increase visibility of the named executive officers’ stock ownership, we adopted the following stock ownership guidelines:

Minimum Stock Ownership
Chief Executive Officer	Three times annual base salary
All Other Named Executive Officers	Two times annual base salary

The ownership target must be obtained no later than the December 31 following the fifth anniversary of the officer’s commencement of employment with the Company, or by December 31, 2013 for any officer employed as of May 17, 2008. For purposes of the above calculation, unvested restricted stock and RSUs may be counted toward the applicable ownership requirement.

As of March 15, 2012, Messrs. Locke, Phillips and West have fully met their stock ownership requirements. Messrs. Eustace and Peña have until December 31, 2013 to meet their ownership targets.

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction for annual compensation paid to a public company’s Chief Executive Officer and its next three most highly compensated executive officers, excluding the Chief Financial Officer, to $1,000,000. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The Compensation Committee’s intent is to design compensation awards that will be deductible without limitation where doing so will further the purposes of our executive compensation program. The Compensation Committee will, however, take into consideration the various other factors described in this Compensation Discussion and Analysis, together with Section 162(m) considerations in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the management of Pioneer Drilling Company, and, based on such review and discussions, the Compensation Committee recommended to the board of directors of Pioneer Drilling Company that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Dean A. Burkhardt

John Michael Rauh

C. John Thompson

Scott D. Urban, Chairman

The information above in the Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The following table presents information concerning compensation for all services rendered to us in all capacities during the fiscal years ended December 31, 2011, 2010, and 2009, by our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Wm. Stacy Locke	2011	$573,077	$117,000	$730,995	$385,425	$915,600	$24,254	$2,746,351
Director, President and Chief Executive Officer	2010	$550,000	$—	$933,616	$329,539	$898,601	$20,619	$2,732,375
	2009	$550,000	$—	$494,680	$180,864	$132,000	$25,869	$1,383,413

Lorne E. Phillips	2011	$323,692	$44,750	$303,169	$159,844	$342,830	$22,350	$1,196,635
Executive Vice President and Chief Financial Officer	2010	$320,000	$—	$387,209	$136,736	$328,250	$50,305	$1,222,500
	2009	$284,308	$—	$444,318	$69,120	$48,000	$225,253	$1,070,999

Franklin C. West	2011	$401,923	$60,500	$374,220	$197,306	$425,273	$23,563	$1,482,785
Executive Vice President and	2010	$395,000	$—	$478,106	$168,996	$360,491	$23,419	$1,426,012
President of Drilling Services Division	2009	$395,000	$—	$251,532	$92,160	$59,250	$25,869	$823,811

Joseph B. Eustace	2011	$285,538	$34,250	$215,652	$113,706	$331,795	$23,469	$1,004,410
Executive Vice President and	2010	$280,000	$—	$275,527	$97,557	$247,866	$22,819	$923,769
President of Production Services Division	2009	$280,000	$—	$144,630	$53,377	$42,000	$24,987	$544,994

Carlos R. Peña	2011	$270,538	$31,000	$225,774	$119,036	$286,534	$17,607	$950,489
Senior Vice President,	2010	$257,500	$—	$272,176	$96,025	$257,125	$14,850	$897,676
General Counsel and Secretary	2009	$225,962	$—	$132,054	$46,080	$33,750	$14,850	$452,696

(1)	The amounts shown for 2011 reflect the payout of 50% of the time-based component of the 2009 Long-Term Cash Incentive Award in April 2011, as further described in “Compensation Discussion and Analysis—Long-Term Incentive Compensation”.
(2)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the option awards granted to the named executive officers during the respective fiscal year, computed in accordance with ASC Topic 718, Stock Compensation, except that no assumption for forfeitures was included. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011. Please see the “2011 Grants of Plan-Based Awards Table” for further information regarding the option awards we granted during 2011.
(3)	For 2011, these amounts reflect the aggregate grant date fair value of the performance-based RSU awards granted to the named executive officers during 2011, based on the probable outcome of the performance conditions (i.e. at target performance level), and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, Stock Compensation, except that no assumption for forfeitures was included.

The grant date fair value of the performance-based RSU awards granted during 2011, assuming the highest level of performance conditions will be achieved would be as follows:

Name	Stock Awards
Wm. Stacy Locke	$611,901
Lorne E. Phillips	$253,768
Franklin C. West	$313,243
Joseph B. Eustace	$180,520
Carlos R. Peña	$188,982

For 2010, these amounts reflect the aggregate grant date fair value of the performance-based RSU awards granted to the named executive officers during 2010, based on the actual outcome of the Company’s achievement of the performance conditions, and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, Stock Compensation, except that no assumption for forfeitures was included.

For 2009, these amounts reflect the aggregate grant date fair value of the restricted stock awards granted to the named executive officers in 2009, computed in accordance with ASC Topic 718, Stock Compensation, except that no assumptions for forfeitures was included.

For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011. Please see the “2011 Grants of Plan-Based Awards Table” for further information regarding the long-term incentive compensation we granted during 2011.

(4)	For 2011 and 2009, the amounts reflect the cash incentive award granted in 2011 and 2009, respectively, to the named executive officers. For 2010, the amounts reflect the sum of (i) the cash incentive award granted in 2010 to the named executive officers and (ii) the performance-based component of the 2009 Long-Term Cash Incentive Award earned by the named executive officers as of December 31, 2010.
(5)	The amounts shown in the “All Other Compensation” column for 2011 are noted in the table below. Amounts shown in the “Other” column represent life insurance premiums and Petroleum Club dues paid by us on behalf of the named executive officers.

Name	Auto Allowance	401K Matching Contributions	Other	Total
Wm. Stacy Locke	$14,400	$8,113	$1,741	$24,254
Lorne E. Phillips	$14,400	$7,350	$600	$22,350
Franklin C. West	$14,400	$7,350	$1,813	$23,563
Joseph B. Eustace	$14,400	$7,350	$1,719	$23,469
Carlos R. Peña	$14,400	$2,655	$552	$17,607

2011 Grants of Plan-Based Awards

The following table summarizes information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Wm. Stacy Locke	2/2/2011	$154,731	$515,769	$1,031,539	—	—	—	—	—	—
	2/2/2011	—	—	—	3,138	37,676	75,352	—	—	$385,425
	2/2/2011	—	—	—	—	—	—	155,919	$9.01	$730,995

Lorne E. Phillips	2/2/2011	$58,265	$194,215	$388,430	—	—	—	—	—	—
	2/2/2011	—	—	—	1,302	15,625	31,250	—	—	$159,844
	2/2/2011	—	—	—	—	—	—	64,665	$9.01	$303,169

Franklin C. West	2/2/2011	$72,346	$241,154	$482,308	—	—	—	—	—	—
	2/2/2011	—	—	—	1,607	19,287	38,574	—	—	$197,306
	2/2/2011	—	—	—	—	—	—	79,820	$9.01	$374,220

Joseph B. Eustace	2/2/2011	$51,397	$171,323	$342,646	—	—	—	—	—	—
	2/2/2011	—	—	—	926	11,115	22,230	—	—	$113,706
	2/2/2011	—	—	—	—	—	—	45,998	$9.01	$215,652

Carlos R. Peña	2/2/2011	$48,697	$162,323	$324,646	—	—	—	—	—	—
	2/2/2011	—	—	—	969	11,636	23,272	—	—	$119,036
	2/2/2011	—	—	—	—	—	—	48,157	$9.01	$225,774

(1)	The amounts shown reflect the range of possible payouts under a cash incentive award granted to each of the named executive officers in 2011 under the 2007 Incentive Plan, for which the payouts are based upon percentages of each named executive officer’s respective base salary paid in 2011. For example, (i) the threshold, target and maximum levels for Mr. Locke are calculated as 27%, 90% and 180%, respectively, of his respective base salary paid in 2011 and (ii) the threshold, target and maximum levels for the other named executive officers are calculated as 18%, 60% and 120%, respectively, of their respective base salary paid in 2011. The actual amount of the cash incentive award is determined by comparing our actual performance in 2011 against a scorecard of weighted performance measures (i.e., diluted earnings (loss) per share; consolidated or division level Adjusted EBITDA; consolidated Adjusted EBITDA ROCE; consolidated or division level safety record; and individual performance) and associated performance levels approved by the Compensation Committee. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for more information regarding the 2011 cash incentive awards.
(2)	The amounts shown reflect the range of possible RSU awards that each of the named executive officer may earn under a performance-based RSU award granted in 2011 under the 2007 Incentive Plan. The actual number of RSU awards that the named executive officers earn will be based on the average of our relative EBITDA growth, EBITDA return on capital, and total shareholder return growth versus the Special Peer Group over a three-year performance period. Please see “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” for more information regarding the performance-based RSU awards. In general, any performance-based RSU awards that are earned by the named executive officers will convert to restricted stock and cliff vest in April 2014.
(3)	These stock option awards were granted under our 2007 Incentive Plan and will vest in three annual installments from the date of grant.
(4)	For the performance-based RSU awards, these amounts reflect the aggregate grant date fair value of the performance-based RSU awards based upon the probable outcome of the performance conditions (for 2011, at the target performance level), and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, Stock Compensation, except that no assumptions for forfeitures was included.

For the stock options, these amounts reflect the aggregate grant date fair value of the stock options computed in accordance with ASC Topic 718, Stock Compensation, except that no assumptions for forfeitures were included.

For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 21, 2012.

2011 Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning stock options, restricted stock and unearned RSUs held by the named executive officers which were outstanding as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (20)	Equity Incentive Plan Awards:
									Number of Unearned Shares or Units That Have Not Vested (19)	Market or Payout Value of Unearned Shares or Units That Have Not Vested (20)
Wm. Stacy Locke	50,000	—		$3.67	11/19/2013	—		—	—	—
	98,000	—		$14.58	8/17/2015	—		—	—	—
	120,000	—		$14.54	6/4/2016	—		—	—	—
	200,000	—		$14.07	5/13/2017	—		—	—	—
	180,000	—		$17.07	8/27/2018	—		—	—	—
	157,332	78,668	(1)	$3.84	3/1/2019	15,700	(13)	$151,976	—	—
	60,600	121,200	(2)	$8.86	2/1/2020	24,798	(14)	$240,045	—	—
	—	155,919	(3)	$9.01	2/1/2021	—		—	37,676	$364,704

Lorne E. Phillips	66,666	33,334	(4)	$4.73	2/1/2019	—		—	—	—
	60,000	30,000	(1)	$3.84	3/1/2019	6,000	(13)	$58,080	—	—
	25,133	50,267	(5)	$8.86	2/1/2020	10,290	(15)	$99,607	—	—
	—	64,665	(6)	$9.01	2/1/2021	—		—	15,625	$151,250

Franklin C. West	100,000	—		$4.77	1/4/2014	—		—	—	—
	300,000	—		$9.53	1/9/2015	—		—	—	—
	93,000	—		$17.07	8/27/2018	—		—	—	—
	80,000	40,000	(1)	$3.84	3/1/2019	8,000	(13)	$77,440	—	—
	31,033	62,067	(7)	$8.86	2/1/2020	12,717	(16)	$123,101	—	—
	—	79,820	(8)	$9.01	2/1/2021	—		—	19,287	$186,698

Joseph B. Eustace	85,000	—		$13.57	3/2/2018	—		—	—	—
	54,000	—		$17.07	8/27/2018	—		—	—	—
	46,000	23,000	(1)	$3.84	3/1/2019	4,633	(13)	$44,851	—	—
	17,867	35,733	(9)	$8.86	2/1/2020	7,342	(17)	$71,071	—	—
	—	45,998	(10)	$9.01	2/1/2021	—		—	11,115	$107,593

Carlos R. Peña	15,000	—		$5.51	10/26/2018	—		—	—	—
	42,000	21,000	(1)	$3.84	3/1/2019	4,000	(13)	$38,720	—	—
	17,667	35,333	(11)	$8.86	2/1/2020	7,226	(18)	$69,948	—	—
	—	48,157	(12)	$9.01	2/1/2021	—		—	11,636	$112,636

(1)	The indicated options vested on March 2, 2012.
(2)	Of the indicated options, 60,600 vested on February 2, 2012 and 60,600 are scheduled to vest on February 2, 2013.
(3)	Of the indicated options, 51,973 vested on February 2, 2012 and installments of 51,973 each are scheduled to vest on February 2, 2013 and 2014.
(4)	The indicated options vested on February 2, 2012.
(5)	Of the indicated options, 25,133 vested on February 2, 2012 and 25,134 are scheduled to vest on February 2, 2013.
(6)	Of the indicated options, 21,555 vested on February 2, 2012 and installments of 21,555 each are scheduled to vest on February 2, 2013 and 2014.
(7)	Of the indicated options, 31,033 vested on February 2, 2012 and 31,034 are scheduled to vest on February 2, 2013.
(8)	Of the indicated options, 26,607 vested on February 2, 2012 and installments of 26,607 and 26,606 are scheduled to vest on February 2, 2013 and 2014.

(9)	Of the indicated options, 17,867 vested on February 2, 2012 and 17,866 are scheduled to vest on February 2, 2013.
(10)	Of the indicated options, 15,333 vested on February 2, 2012 and installments of 15,333 and 15,332 are scheduled to vest on February 2, 2013 and 2014.
(11)	Of the indicated options, 17,667 vested on February 2, 2012 and 17,666 are scheduled to vest on February 2, 2013.
(12)	Of the indicated options, 16,052 vested on February 2, 2012 and installments of 16,052 and 16,053 are scheduled to vest on February 2, 2013 and 2014.
(13)	The indicated shares of restricted stock vested on March 2, 2012.
(14)	Of the indicated shares of restricted stock, installments of 12,399 shares each are scheduled to vest on April 30, 2012 and 2013.
(15)	Of the indicated shares of restricted stock, installments of 5,145 shares each are scheduled to vest on April 30, 2012 and 2013.
(16)	Of the indicated shares of restricted stock, installments of 6,358 and 6,359 shares are scheduled to vest on April 30, 2012 and 2013.
(17)	Of the indicated shares of restricted stock, installments of 3,671 shares each are scheduled to vest on April 30, 2012 and 2013.
(18)	Of the indicated shares of restricted stock, installments of 3,613 shares each are scheduled to vest on April 30, 2012 and 2013.
(19)	The amounts shown reflect the target number of restricted shares each named executive officer could earn under his respective 2011 performance-based RSU award.
(20)	The market value of the shares of restricted stock that have not vested and the unearned RSUs are based on the closing price of our common stock on December 30, 2011 of $9.68 per share, which was the last trading day in 2011.

2011 Option Exercises and Stock Vested

The following table provides additional information about stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, during 2011, by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Wm. Stacy Locke	—	—	28,096	$372,646
Lorne E. Phillips	—	—	11,143	$148,571
Franklin C. West	180,000	$1,119,900	14,357	$190,499
Joseph B. Eustace	—	—	8,302	$110,133
Carlos R. Peña	—	—	7,612	$101,830

(1)	Represents the amount realized based on the difference between the closing price of our common stock on the date of exercise and the exercise price.
(2)	Represents the amounts realized based on the closing price of our common stock on the vesting date for restricted stock.

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL

The Compensation Committee views change in control and non-change in control severance protection for officers as a necessary part of compensation to remain competitive in the market. A substantial portion of oilfield service companies provide such benefits. While the Compensation Committee recognizes there are variation in types, amounts, eligibility requirements and other terms and conditions among companies, the Compensation Committee believes that the aggregate potential value remains competitive and does not significantly vary from similar programs at peer group companies.

In 2009, the Company adopted a new Long-Term Disability Plan. This plan is available to all U.S. salaried employees and other full-time active employees and does not discriminate in scope, terms or operation, in favor of the named executive officers. In the event an employee has been disabled for more than 180 days, the Long-Term Disability Plan generally provides for payment of 60% of an employee’s base salary up to a maximum monthly benefit of $7,000 until the earlier of the employee reaching standard retirement age as determined by the Social Security Administration or the employee’s death.

Key Executive Severance Plan

The following is a brief description of the material terms and conditions of our Key Executive Severance Plan (the “KESP”).

Participation in the KESP is limited to our key executives who are considered to be senior management employees by the Compensation Committee and who are designated by the Compensation Committee, in its sole discretion, as participants in the KESP. The Compensation Committee, upon twelve months’ written notice, may also terminate an employee’s participation in the KESP; however, an individual participating immediately prior to a change in control may not be removed from participation in the KESP prior to the date which is two years following the date of the “change in control” of Pioneer (as defined below). Participants in the KESP will be designated by the Compensation Committee as either “Level I,” “Level II” or “Level III” participants, or as other participants. With regard to our named executive officers, Mr. Locke is designated as a Level I participant, Mr. West, Mr. Eustace, Mr. Peña and Mr. Phillips are designated as Level II participants.

In the event of an “involuntary termination” prior to a change in control of Pioneer and subject to certain conditions, including the requirement that a KESP participant execute an acceptable waiver and release of claims, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 200% of the participant’s annual base salary and annual target bonus, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. A Level III participant will receive (1) a lump-sum cash payment equal to 100% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within twelve months, and (3) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 50% of the participant’s annual base salary, (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, but only to the extent such stock options or other equity-based awards would otherwise have vested within six months, and (3) continued life insurance and medical benefits coverage for six months. An “involuntary termination” means the termination of the participant’s employment (1) for any reason other than cause, death or disability or (2) by the participant for good reason, as defined in the KESP.

“Cause” means (1) with respect to any Level I or Level II Participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates or

(D) refusal to perform his or her duties, as specified in any written agreement between the participant and Pioneer or in any specific directive adopted by a majority of the members of the board of directors at a meeting of the board of directors that is consistent with the participant’s status as an executive officer of the Company; and (2) with respect to any Level III or other participant, that participant’s (A) commission of any act or omission constituting fraud under any law of the State of Texas, (B) conviction of, or a plea of nolo contendere to, a felony, (C) embezzlement or theft of property or funds of Pioneer or any of its affiliates, (D) failure to follow the instructions of the board of directors (in either case, as approved by a majority of the members of such board of directors at a meeting of such board of directors) or any supervising or executive officer of Pioneer or any of its affiliates or (E) unacceptable performance, gross negligence or willful misconduct with respect to his or her duties to Pioneer or any of its affiliates.

“Good reason” for the participant to terminate his or her employment means, prior to the effective date of a change in control, the occurrence (without the participant’s written consent) of any of the following: (1) a reduction in the participant’s base salary or total compensation except for an across-the-board reduction similarly affecting all senior executives of Pioneer and all senior executives of any person in control of Pioneer; (2) failure by Pioneer to pay any portion of the participant’s compensation within fourteen days of the date it is due or any other material breach of a contract with the participant by Pioneer which is not remedied by Pioneer within 5 business days after the participant’s written notice to Pioneer of such breach; or (3) Pioneer’s failure to maintain a participant’s employment without material diminution in the participant’s duties and responsibilities, and such failure is not cured by Pioneer within 5 business days after the participant’s written notice to Pioneer of such failure. After the effective date of a change in control, “good reason” shall also include any of (4)-(9) below unless, in the case of any of (5), (7), (8), or (9), such act or failure is corrected within five business days following the giving of written notice of good reason by the participant, and in the case of (6) below, such act is not objected to in writing by the participant within fourteen days after notification thereof: (4) after a change in control, the determination by the participant, in his or her sole and absolute discretion, that the business philosophy or policies of Pioneer or its successor or the implementation thereof is not compatible with those of the participant; (5) the assignment to the participant of duties inconsistent with his or her status as an executive officer of Pioneer or a meaningful alteration, adverse to the participant, in the nature or status of his or her responsibilities (other than reporting responsibilities) from those in effect immediately prior to a change in control, including, without limitation, a material reduction in the budget for which the participant is responsible; (6) failure by Pioneer to continue in effect any compensation plan in which the participant participates immediately prior to a change in control that is material to the participant’s compensation, unless an equitable arrangement has been made with the participant with respect to such plan; (7) failure by Pioneer to continue the participant’s participation in a plan described in (6) above or a substitute or alternative plan on a basis not materially less favorable to the participant than as existed at the time of a change in control; (8) failure by Pioneer to continue to provide the participant with benefits substantially similar to those enjoyed by the participant prior to a change in control; or (9) a requirement by Pioneer that the participant relocate his or her residence outside the metropolitan area in which the participant was based immediately prior to a change in control, or a move of the participant’s principal business location more than 45 miles from the participant’s previous principal business location. The participant’s continued employment shall not of itself constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting good reason under the KESP.

Upon a change in control of Pioneer, all participants will be entitled to full vesting of all options, restricted stock and other equity awards. Upon an involuntary termination within two years following the effective date of a change in control, a Level I or Level II participant will receive (1) a lump-sum cash payment equal to 300% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for 18 months. A Level III participant will receive (1) a lump-sum cash payment equal to 200% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Other participants will receive (1) a lump-sum cash payment equal to 150% of the sum of the participant’s (A) annual base salary, (B) annual maximum bonus and (C) annual car allowance and club dues, and (2) continued life insurance and medical benefits coverage at active employee rates for twelve months. Furthermore, a terminated participant who is unable to sell securities on the open market may require the surviving entity to acquire any vested equity awards or any shares acquired pursuant to equity awards at a price equal to the then fair market value for such shares; such right must be exercised prior to twelve months after the participant’s involuntary termination within two years after the change in control.

A “change in control” shall conclusively be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(1) any person, (other than (A) Pioneer; (B) any affiliate of Pioneer; (C) any employee benefit plan of Pioneer or of any affiliate and any person organized, appointed or established by Pioneer for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Pioneer or any affiliate of Pioneer; or (D) any corporation or other entity owned, directly or indirectly, by the shareholders of Pioneer in substantially the same proportions as their ownership of capital stock of Pioneer) is or becomes the beneficial owner of voting stock of Pioneer (not including in the securities beneficially owned by such person any securities acquired directly from Pioneer after the date the KESP first became effective) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; provided, however, that a change of control will not be deemed to occur under this paragraph (1) if a person becomes the beneficial owner of voting stock of Pioneer representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding solely as a result of a reduction in the number of shares of voting stock of Pioneer outstanding which results from Pioneer’s repurchase of voting stock of Pioneer, unless and until such time as that person or any affiliate or associate of that person purchases or otherwise becomes the beneficial owner of additional shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding, or any other person (or persons) who is (or collectively are) the beneficial owner of shares of voting stock of Pioneer constituting 1% or more of the combined voting power of the voting stock of Pioneer then outstanding becomes an affiliate or associate of that person, unless, in either such case, that person, together with all its affiliates and associates, is not then the beneficial owner of voting stock of Pioneer representing 40% or more of the voting stock of Pioneer then outstanding;

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the date the KESP first became effective, constitute the board of directors; and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Pioneer) whose appointment or election by the board of directors of Pioneer or nomination for election by Pioneer’s shareholders was approved or recommended by a majority vote of the directors then still in office who either were directors on the date the KESP first became effective or whose appointment, election or nomination for election was previously so approved or recommended;

(3) there is consummated a merger or consolidation of Pioneer or any parent or direct or indirect subsidiary of Pioneer with or into any other corporation, other than: (A) a merger or consolidation which results in the voting stock of Pioneer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of Pioneer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of Pioneer (or similar transaction) in which no person (other than those persons listed in clauses (A) through (D) of paragraph (1) above) is or becomes the beneficial owner of voting stock of Pioneer (not including, for purposes of this determination, any voting stock of Pioneer acquired directly from Pioneer or its subsidiaries after the date the KESP first became effective other than in connection with the acquisition by Pioneer or one of its subsidiaries of a business) representing 40% or more of the combined voting power of the voting stock of Pioneer then outstanding; or

(4) the shareholders of Pioneer approve a plan of complete liquidation or dissolution of Pioneer, or there is consummated an agreement for the sale or disposition of all or substantially all of Pioneer’s assets unless (A) the sale is to an entity, of which at least 50% of the combined voting power of the securities which entitle the holder thereof to vote generally in the election of members of the board of directors or similar governing body of such entity are owned by shareholders of Pioneer in substantially the same proportions as their ownership of the voting stock of Pioneer immediately prior to such sale; (B) no person other than Pioneer and any employee benefit plan or related trust of Pioneer or of such corporation then beneficially owns 40% or more of the voting securities of such new entity; and (C) at least a majority of the directors of such corporation were members of the incumbent Board at the time of the execution of the initial agreement or action providing for such disposition.

In addition, in the event any participant is subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, as a result of payments under the KESP or otherwise, the participant will be entitled to a gross-up payment such that after payment of all taxes on the gross-up payment, the participant retains sufficient funds to pay the Section 4999 excise tax on his or her KESP and other payments (or such excise tax is paid on his or her behalf). Pioneer will be responsible for any attorneys’ fees incurred by a participant who is successful in pursuing litigation for benefits under the KESP. For any participant who is a “specified employee” within the meaning of Section 409A of the Code, payments under the KESP will generally be delayed six months following termination of employment.

At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to the policy, any participant who enters the Key Executive Severance Plan after March 30, 2011 will not be entitled to any excise tax gross-up payments.

The KESP may not be amended in a manner adverse to the rights of a participant without his or her consent.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation that would be payable to each of the named executive officers in various scenarios involving termination of the named executive officer’s employment, including following a change in control. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination (non-change in control), voluntary termination for good cause or involuntary termination following a change in control, involuntary for cause termination, and termination in the event of death or disability of each named executive officer is shown below. The amounts shown assume that the termination was effective on December 31, 2011 and thus includes amounts earned through that time and are estimates of the amounts which would be paid out to the officers upon their termination. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. The officer would also have available the value of exercisable options reflected in the Outstanding Equity Awards at Fiscal Year End table. In the event of retirement, death or disability before the annual cash incentive award is paid, the Compensation Committee has the discretion to authorize payment (in full or on a prorated basis) of the amount the officer would have received. We have assumed that the Compensation Committee would have authorized the payment of the cash incentive award at the target level as of December 31, 2011 for purposes of the tables below. As of December 31, 2011, only Mr. West was eligible for retirement (the table presenting potential payments to Mr. West sets forth the amount of compensation that would be payable to him upon retirement).

Wm. Stacy Locke’s Benefits and Payments Upon Termination as of 12/31/2011	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$1,200,000	$1,800,000	—	—	—
Short-term Incentive	—	$1,080,000	$3,240,000	—	$540,000	$540,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	$543,935	$663,271	—	$663,271	$663,271
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$271,998	$392,021	—	$392,021	$392,021
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	—	$364,704	—	$364,704	$364,704
Accelerated Restricted Cash Bonus Payment (2)	—	$198,900	$198,900	—	$198,900	$198,900
Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	$2,148,560	—	—	—
Health Care and Life Insurance Coverage	—	$11,508	$17,262	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	$3,387	—	—	—

Total	$—	$3,306,341	$8,871,305	$—	$2,458,896	$2,158,896
12/31/2011 stock price	$9.68

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” (including death or disability of the named executive officer) at December 31, 2011, the unpaid portion of the award will vest and be payable in full upon the final vesting date, April 30, 2012. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full and be payable immediately.

(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

Lorne E. Phillips Benefits and Payments Upon Termination as of 12/31/2011	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$656,000	$984,000	—	—	—
Short-term Incentive	—	$393,600	$1,180,800	—	$196,800	$196,800
Intrinsic Value of Unvested and Accelerated Stock Options	—	$375,254	$424,748	—	$424,748	$424,748
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$107,884	$157,687	—	$157,687	$157,687
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	—	$151,250	—	$151,250	$151,250
Accelerated Restricted Cash Bonus Payment (2)	—	$76,075	$76,075	—	$76,075	$76,075
Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	$893,020	—	—	—
Health Care and Life Insurance Coverage	—	$11,508	$17,262	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	—	—	—	—

Total	$—	$1,620,321	$3,928,042	$—	$1,306,560	$1,006,560
12/31/2011 stock price	$9.68

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” (including death or disability of the named executive officer) at December 31, 2011, the unpaid portion of the award will vest and be payable in full upon the final vesting date, April 30, 2012. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full and be payable immediately.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

Franklin C. West’s Benefits and Payments Upon Termination as of 12/31/2011	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	—	$820,000	$1,230,000	—	—	—
Short-term Incentive	—	$246,000	$492,000	$1,476,000	—	$246,000	$246,000
Intrinsic Value of Unvested and Accelerated Stock Options	—	—	$276,873	$337,974	—	$337,974	$337,974
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	—	$138,981	$200,541	—	$200,541	$200,541
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	—	—	$186,698	—	$186,698	$186,698
Accelerated Restricted Cash Bonus Payment (2)	—	—	$102,850	$102,850	—	$102,850	$102,850
Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	—	$1,109,614	—	—	—
Health Care and Life Insurance Coverage	—	—	$7,446	$11,169	—	—	—
Life Insurance Proceeds	—	—	—	—	—	$300,000	—
Auto Allowance	—	—	—	$43,200	—	—	—
Club Dues	—	—	—	$3,387	—	—	—

Total	$—	$246,000	$1,838,150	$4,701,433	$—	$1,374,063	$1,074,063
12/31/2011 stock price	$9.68

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees.) Because Mr. West has reached the standard retirement age based on the retirement age guidelines used by Social Security Administration, in the event of long-term disability, he would receive twelve monthly payments equal to 60% of his monthly base salary (not to exceed $7,000) as of the date of disability.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” (including death or disability of the named executive officer) at December 31, 2011, the unpaid portion of the award will vest and be payable in full upon the final vesting date, April 30, 2012. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full and be payable immediately.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

Joseph B. Eustace Benefits and Payments Upon Termination as of 12/31/2011	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$584,000	$876,000	—	—	—
Short-term Incentive	—	$350,400	$1,051,200	—	$175,200	$175,200
Intrinsic Value of Unvested and Accelerated Stock Options	—	$159,243	$194,440	—	$194,440	$194,440
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$80,386	$115,921	—	$115,921	$115,921
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	—	$107,593	—	$107,593	$107,593
Accelerated Restricted Cash Bonus Payment (2)	—	$58,225	$58,225	—	$58,225	$58,225
Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	$813,901	—	—	—
Health Care and Life Insurance Coverage	—	$11,496	$17,244	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	$3,387	—	—	—

Total	$—	$1,243,750	$3,281,111	$—	$951,379	$651,379
12/31/2011 stock price	$9.68

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” (including death or disability of the named executive officer) at December 31, 2011, the unpaid portion of the award will vest and be payable in full upon the final vesting date, April 30, 2012. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full and be payable immediately.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

Carlos R. Peña’s Benefits and Payments Upon Termination as of 12/31/2011	Voluntary Termination	Involuntary Not for Cause Termination (Non-Change in Control)	Involuntary or Good Reason Termination (Following a Change in Control)	Involuntary For Cause Termination	Death	Disability (1)
Compensation:
Severance payments	—	$554,000	$831,000	—	—	—
Short-term Incentive	—	$332,400	$997,200	—	$166,200	$166,200
Intrinsic Value of Unvested and Accelerated Stock Options	—	$137,127	$183,878	—	$183,878	$183,878
Intrinsic Value of Unvested and Accelerated Restricted Stock	—	$73,694	$108,668	—	$108,668	$108,668
Intrinsic Value of Unvested and Accelerated Restricted Stock Units	—	—	$112,636	—	$112,636	$112,636
Accelerated Restricted Cash Bonus Payment (2)	—	$52,700	$52,700	—	$52,700	$52,700
Benefits and Perquisites:
Excise Tax Gross-up (3)	—	—	$804,319	—	—	—
Health Care and Life Insurance Coverage	—	$11,472	$17,208	—	—	—
Life Insurance Proceeds	—	—	—	—	$300,000	—
Auto Allowance	—	—	$43,200	—	—	—
Club Dues	—	—	—	—	—	—

Total	$—	$1,161,393	$3,150,809	$—	$924,082	$624,082
12/31/2011 stock price	$9.68

(1)	Disability payment does not include benefits payable under the Company’s Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would depend on the life span or years remaining prior to the named executive officer reaching the standard retirement age based on the retirement age guidelines used by Social Security Administration.
(2)	The Accelerated Restricted Cash Bonus Payment represents the amounts which will be payable upon termination under the long-term cash incentive awards which were granted during 2009. In the event of an “involuntary not for cause termination” (including death or disability of the named executive officer) at December 31, 2011, the unpaid portion of the award will vest and be payable in full upon the final vesting date, April 30, 2012. In the event of a change in control of Pioneer, and subject to certain conditions, the award will vest in full and be payable immediately.
(3)	At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.

The terms for the payments for involuntary not-for-cause termination (non-change in control) and for involuntary or good reason termination (following a change in control) are summarized under the heading “Key Executive Severance Plan” of this section. In the event of a change in control termination, if the termination qualified as (i) a change in ownership or effective control or (ii) a change in ownership of a substantial portion of our assets, in either case as defined in Section 280G of the Internal Revenue Code, then severance payments and benefits paid to our named executive officers may be subject to an excise tax under Section 4999 of the Internal Revenue Code. At its March 30, 2011 meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. For certain arrangements entered into with executive officers prior to the adoption of this policy, in the event a named executive officer is subject to such excise tax, the named executive officer will be entitled to a gross-up payment, such that after payment of all taxes on the gross-up payment, the named executive officer retains sufficient funds to pay the excise taxes that result from the severance payments and benefits received. If an officer voluntarily terminated employment or was terminated for cause between December 31, 2011 and the payment of the annual cash incentive, then the officer would not receive that award. The life insurance plan pays the beneficiary an amount equal to the applicable officer’s annual salary up to a maximum of $300,000.

Compensation Committee Interlocks and Insider Participation

Messrs. Burkhardt, Thompson, Rauh and Urban served on our Compensation Committee during the fiscal year ended December 31, 2011. No member of the Compensation Committee (1) was an officer or employee of our Company or a subsidiary of our Company during that period, (2) was formerly an officer of our Company or a subsidiary of our Company or (3) had any relationship required to be disclosed in this proxy statement pursuant to Item 404 of Regulation S-K.

During the fiscal year ended December 31, 2011, none of our named executive officers served as (1) a member of a compensation committee of another company, one of whose executive officers served on our Compensation Committee; (2) a director of another company, one of whose executive officers served on our Compensation Committee; or (3) a member of a compensation committee of another company, one of whose executive officers served as one of our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee reviews any transaction in which (1) we or any of our subsidiaries, on the one hand, and (2) any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, on the other hand, is, was or is proposed to be a participant and the amount involved exceeds $120,000. Our chief financial officer is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to any such related-party transaction, including information provided to management in the annual director and officer questionnaires. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our board of directors.

None of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2011, or in any currently proposed transaction, to which we or any of our subsidiaries was or is a party in which the amount involved exceeds $120,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates. To the Company’s knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2011, except that, due to a Company administrative error, Messrs. Phillips and Peña each failed to file a Form 4 to report the delivery of shares to cover the withholding taxes due upon the vesting of restricted stock in March 2011 and May 2011, and Mr. Eustace failed to file a Form 4 to report the delivery of shares to cover the withholding taxes due upon the vesting of restricted stock in March 2011, May 2011 and August 2011.

In making these disclosures, we relied solely on written statements of directors, executive officers and shareholders, and copies of the reports that they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Pioneer Drilling Company:

The Audit Committee of Pioneer Drilling Company’s Board of Directors is presently comprised of the four directors named below. Each member of the Audit Committee is an independent director, as defined by applicable Securities and Exchange Commission rules and NYSE Amex listing standards. The Audit Committee met five times during the fiscal year ended December 31, 2011. We have reviewed and discussed with management and KPMG LLP Pioneer Drilling Company’s audited financial statements as of and for the fiscal year ended December 31, 2011.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

We have received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and we have discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors of Pioneer Drilling Company that the audited financial statements referred to above be included in Pioneer Drilling Company’s report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee

Dean A. Burkhardt

John Michael Rauh, Chairman

C. John Thompson

Scott D. Urban

The information above in the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

PROPOSAL 2

AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION

TO CHANGE THE COMPANY’S NAME

On March 29, 2012 our board of directors unanimously adopted a resolution (i) approving a proposed amendment to Article One of our Restated Articles of Incorporation, subject to shareholder approval, to change the Company’s name from “Pioneer Drilling Company” to “Pioneer Energy Services Corp.,” (ii) approving proposed amendments, subject to shareholder approval, to delete all references to the “Texas Business Corporation Act” and the “Texas Miscellaneous Corporation Laws Act” and replace such references with references to the “Texas Business Organizations Code,” (iii) approving amended Restated Articles of Incorporation (formally called “Restated Articles of Incorporation with New Amendments”) in Texas to effect the proposed amendments and (iv) recommending that the Company’s shareholders approve the proposed amendments and Restated Articles of Incorporation with New Amendments.

The board of directors has determined that the name Pioneer Energy Services Corp. will better reflect the variety of services that we provide to oil and gas exploration and production companies throughout much of the United States and internationally in Colombia. In March 2008, we significantly expanded the services that we offer through the acquisition of two production services businesses, which provide well services, wireline services and fishing and rental services. Since that time, we have continued to invest in the growth of all our service offerings through acquisitions and organic growth. On December 31, 2011, we acquired a coiled tubing service company to complement our existing production services offerings. The proposed name change highlights our ability to meet multiple needs of our customers by providing not only drilling services, but also production services, including well services, wireline services, coiled tubing services and fishing and rental services.

Section 702.005(a)(3) of the Texas Business Organizations Code states that a company must conform its Articles of Incorporation to the Texas Business Organizations Code when it files an amendment to its Articles of Incorporation. Our current Restated Articles of Incorporation were filed under a predecessor statute, the Texas Business Corporation Act, and contain references based on such statute that we are updating pursuant to the proposed amendments.

If the shareholders approve the proposed amendments to our Restated Articles of Incorporation, the amendments will become effective upon the filing of the Restated Articles of Incorporation with New Amendments, a copy of which is attached hereto as Appendix A, with the Secretary of State of the State of Texas.

Proposed Corporate Name Change Amendment

The board of directors recommends that the shareholders approve of the following resolutions:

“RESOLVED, that the shareholders approve an amendment to the Restated Articles of Incorporation of Pioneer Drilling Company (the “Company”) deleting ARTICLE ONE thereof in its entirety and substituting in place thereof the following:

“ARTICLE ONE

Name

The name of the Corporation is Pioneer Energy Services Corp.”

RESOLVED, that Section (c) of Article Three, Section 1 of Article Seven, Article Eight, and Article Ten be amended to delete all references to the “Texas Business Corporation Act” or the “Texas Miscellaneous Corporation Laws Act” and replace such references with references to the “Texas Business Organizations Code.”

RESOLVED, that the shareholders authorize the appropriate officers of the Company to file Restated Articles of Incorporation with New Amendments to effect such amendments with the Secretary of State of the State of Texas at such time as may be determined by the Company’s board of directors in its sole discretion, or to abandon the proposed name change, without further action by the shareholders, at any time prior to the name change becoming effective if the Company’s board of directors, in its sole discretion, determines that it is no longer in the best interest of the Company and its shareholders to proceed with the name change.”

The name change will not affect the validity or transferability of currently outstanding stock certificates, and shareholders will not be requested to surrender for exchange any certificates presently held by them. Following the name change, our common stock will continue to be listed on the NYSE Amex however it may be assigned a new CUSIP number. In connection with the name change, the Company anticipates filing an application with the NYSE Amex to change ticker symbol for our common stock from “PDC” to “PES.” It is anticipated that the ticker symbol change would be effective at the same time as the name change.

Vote Required

The affirmative vote of the holders of two-thirds of the outstanding shares of our common stock on the record date is required to approve the proposed amendments to our Restated Articles of Incorporation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME FROM “PIONEER DRILLING COMPANY” TO “PIONEER ENERGY SERVICES CORP.”

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This advisory vote on executive compensation gives shareholders the opportunity to approve our named executive officers’ compensation, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting of Shareholders. Based upon the Inspector of Election’s report, the advisory vote on executive compensation received the favorable support of 95% of the votes cast thereon. The Compensation Committee determined that the voting results reflect strong shareholder support for our 2011 executive compensation program. Additionally, in response to the majority of the votes cast for an advisory vote on executive compensation every year at our 2011 Annual Meeting of Stockholders, we have determined that the advisory vote on executive compensation will be conducted every year, until we hold the next advisory vote on the frequency of advisory votes on executive compensation. Our next advisory vote on executive compensation will occur at our 2013 Annual Meeting of Shareholders.

As described in detail in our Compensation Discussion and Analysis above, we believe that our 2011 executive compensation program is reasonable, competitive and strongly aligned with pay-for-performance principles. Consistent with prior practice, in 2011 the Compensation Committee emphasized compensation opportunities that reward our named executive officers when they deliver targeted financial and operational results. Accordingly, a significant percentage of the named executive officers’ compensation that was granted in 2011 was “at-risk,” as further described below.

The Compensation Committee will continue to focus on responsible executive compensation practices that attract, motivate and retain high performance executives, reward those executives for the achievement of short-term and long-term performance, and support our other executive compensation objectives.

The important elements and features of our 2011 executive compensation program included the following:

•

“At risk” compensation delivered in the form of an annual cash incentive award, stock options, and target performance-based RSU awards, represented approximately 74% of the Chief Executive Officer’s total direct compensation in 2011 and approximately 66% (on average) of the other named executive officers’ total direct compensation in 2011.

•

Each named executive officer’s annual cash incentive award was based on targeted financial and operational results, including diluted earnings per share; consolidated or divisional level adjusted EBITDA; consolidated adjusted EBITDA return on capital employed; safety record; and individual performance during 2011.

•

Each named executive officer’s long-term incentive awards were allocated approximately 70% to stock options and 30% to target performance-based RSU awards. The number of performance-based RSU awards that each named executive officer may earn is based on our relative EBITDA growth, EBITDA return on capital employed, and total shareholder return growth versus a defined group of eight peer companies over a three-year performance-period. However, commencing in 2012, the Compensation Committee changed the allocations of the named executive officers’ target performance-based RSU awards to approximately 40% (from 30%) and stock options to 60% (from 70%) to better align the named executive officers’ long-term incentive compensation with our shareholders’ interests

•	Each named executive officer is employed at-will and is expected to demonstrate strong personal performance in order to continue serving as a member of the executive team.

•	We have implemented stock ownership guidelines that, along with the design of long-term equity awards, strengthen the alignment of the interests of the named executive officers and the shareholders.

•

The Company’s Key Executive Severance Plan, in which the named executive officers participate, pays out only upon a double-trigger change in control termination. For a further description of this plan, see the “Potential Payments Upon Termination or Change in Control” section above.

•

In March 2011, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders. Pursuant to this policy, any participant who enters the Key Executive Severance Plan after March 2011 will not be entitled to any excise tax gross-up payments.

The Compensation Committee believes that our executive compensation program played a significant role in our ability to drive strong operational results in 2011. Key highlights of our 2011 performance included the following:

•	Grew our core businesses:

	2011	2010	% Change
Annual Revenues	$715,941	$487,210	47%
Adjusted EBITDA	$183,870	$103,151	78%
Combined Margin	$259,017	$154,779	67%

•	Created two new-build rig designs and secured 10 multi-year contracts for our new-build drilling rigs;

•	Established drilling operations in West Texas, finishing the year with 16 rigs operating;

•	Added 15 new well service rigs and 21 wireline units to our production services fleet;

•	Launched a company-wide safety initiative and achieved safety performance approaching the best in the industry across all divisions; and

•	Acquired Go-Coil, LLC adding a new service offering to our Production Services Division with 10 coiled tubing units.

You have the opportunity to vote “for” or “against” or “abstain” from voting on the following non-binding resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and the narrative discussion of this proxy statement.”

While your vote on this proposal is advisory and will not be binding on the Company, the Board or the Compensation Committee, we value the opinion of our shareholders and will take the results of this advisory vote into account when making future decisions regarding our executive compensation program.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

PROPOSAL 4

VOTE TO REAPPROVE MATERIAL TERMS OF PERFORMANCE GOALS FOR PERFORMANCE AWARDS UNDER THE PIONEER DRILLING COMPANY AMENDED AND RESTATED 2007 INCENTIVE PLAN, AS REQUIRED BY SECTION 162(m) OF THE INTERNAL REVENUE CODE

Our board of directors is submitting for your approval a proposal to reapprove the material terms of the performance goals for performance-based awards that may be awarded under the Pioneer Drilling Company Amended and Restated 2007 Incentive Plan (the “2007 Incentive Plan”). This proposal appears as Proposal 4 on your proxy card. We are not asking stockholders to approve any additional shares of common stock for issuance under the 2007 Incentive Plan, to approve any other amendments to the 2007 Incentive Plan or to reapprove the 2007 Incentive Plan.

Our shareholders last approved the material terms of the performance goals for performance-based awards under the 2007 Incentive Plan in 2007. We ask that you reapprove the material terms of the performance goals in order to assure the continued availability of the federal income tax deduction for awards under the 2007 Incentive Plan.

Section 162(m) of the Internal Revenue Code of 1986, As Amended

Approval of the material terms of the performance goals set forth in the 2007 Incentive Plan will allow certain awards under the plan to Pioneer’s CEO and certain other executive officers to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”).

Code Section 162(m) places a limit of $1,000,000 per person on the amount Pioneer may deduct in any one year for compensation paid to its CEO and the next three highest compensated officers (other than the Chief Financial Officer). Compensation is exempt from this per-person limit and therefore deductible for tax purposes (even if the $1,000,000 is exceeded) if the compensation paid to any of these individuals satisfies the conditions for “qualified performance-based compensation” set forth under Code Section 162(m). One of the conditions requires stockholder approval of the material terms of the performance goals of the plan under which the compensation will be paid.

For purposes of Code Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive compensation under the plan, (ii) a description of the business criteria on which the performance goal is based, and (iii) either the maximum amount of compensation that can be paid to a covered employee under the performance goal or the formula used to calculate the amount of compensation that could be paid if the performance goal is satisfied. Each of these aspects of the 2007 Incentive Plan is discussed below.

Submission of the material terms of the performance goals for performance-based awards should not be viewed as a guarantee that Pioneer can deduct all compensation under the 2007 Incentive Plan. Nothing in the following proposal precludes the board of directors or its Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Code Section 162(m).

Summary of the 2007 Incentive Plan

The following description summarizes certain provisions of the 2007 Incentive Plan. The full text of the 2007 Incentive Plan is attached as Appendix B and the following description is qualified in its entirety by reference to Appendix B.

The 2007 Incentive Plan is designed to attract and retain officers, key employees, consultants and qualified directors, to encourage the sense of proprietorship of such employees, consultants and directors and to stimulate the active interest of such persons in the development and financial success of our Company and its subsidiaries.

The 2007 Incentive Plan is administered by the Compensation Committee. The 2007 Incentive Plan provides for various types of awards to be granted to participants. Under the 2007 Incentive Plan, options to purchase shares of our common stock and stock appreciation rights may be granted, provided the exercise price is not less than the fair market value of a share of our common stock on the date of grant. In addition, the 2007 Incentive Plan permits grants of cash awards, shares of our common stock or of rights to receive shares of our common stock, or a combination of such awards, on such terms as the Compensation Committee may determine. The 2007 Incentive Plan also provides for cash or stock bonus awards based on objective performance goals pre-established by the Compensation Committee. Options and stock appreciation rights must have fixed terms no longer than ten years. In addition, we may use shares issuable under the 2007 Incentive Plan as the form of payment for any other compensation payable by us.

Shares Reserved. The 2007 Incentive Plan provides that a maximum of 6,400,000 shares of our common stock may be granted as awards (of which 2,100,000 are authorized for awards other than stock options or SARs). Currently, there remain 1,192,034 shares available for issuance under the 2007 Incentive Plan, of which 494,972 shares may be issued as awards other than stock options or SARs. For additional information on prior awards made and shares reserved for issuance under all of our equity compensation plans, please see “Equity Compensation Plan Information” below. The number of shares of our common stock available for issuance under the 2007 Incentive Plan shall be reduced only to the extent that shares of common stock are actually issued in connection with the exercise or settlement of an award; provided, however, that the number of shares reserved for issuance shall be reduced by the total number of stock options or SARs exercised. The number of shares reserved for issuance under the 2007 Incentive Plan shall not be increased by any shares tendered or award surrendered in payment of an option exercise price or for tax withholding for any award.

Selection of Participants. The Compensation Committee selects the participants and determines the number and type of awards to be granted to each such participant. Participants who may be granted awards under the 2007 Incentive Plan include any officer, employee or consultant of our Company or any of its subsidiaries and any nonemployee director of our Company (“Participants”). As of March 15, 2012, we had approximately 3,370 employees, including five executive officers, and four nonemployee directors.

Awards may be granted as alternatives to or in replacement of (a) awards previously granted under the 2007 Incentive Plan or any other plan or arrangement of ours, or (b) awards outstanding under a plan or arrangement of a business or entity all or part of which is acquired by us; provided, however, that except for adjustments to account for a corporate transaction as described below, no stock option may be issued in exchange for the cancellation of a stock option with a higher exercise price nor may the exercise price of any stock option be reduced. In addition, no award may be repriced, replaced, regranted through cancellation or modified without shareholders approval (except in connection with a change in our capitalization), if the effect would be to reduce the exercise price for the shares underlying the award. The Compensation Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, and in addition may include provisions in awards for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred share equivalents.

Stock Options. The exercise price of a stock option granted pursuant to the 2007 Incentive Plan may be not less than the fair market value of our common stock on the date of grant. The term of a stock option may not exceed ten years from the date of grant. Subject to the foregoing provisions, the Compensation Committee determines the terms, conditions and limitations applicable to any stock option awarded pursuant to this Plan, including the term of such stock options and the date or dates upon which they become exercisable, the exercise price, whether that price is payable in cash (and whether that may include proceeds of a sale assisted by a third party) or shares of our common stock or both, the terms and conditions of exercise, the expiration date, whether the option will qualify as an incentive stock option under the Internal Revenue Code of 1986, as amended (the “Code”), or a nonqualified stock option, restrictions on transfer of the option, and other provisions not inconsistent with the 2007 Incentive Plan. Incentive stock options may not be granted to consultants or nonemployee directors. All of the shares available under the 2007 Incentive Plan may be used for grants of incentive stock options.

Stock Appreciation Rights. The Compensation Committee is authorized to grant stock appreciation rights, or SARs, to employees and nonemployee directors. Every SAR entitles the participant, on exercise of the SAR, to receive shares of common stock with a value equal to the excess of the market value of a specified number of shares of common stock at the time of exercise, over the exercise price established by the Compensation Committee. The term of any SAR may not exceed ten years from the date of grant. SARs may be granted in tandem with options, subject to such terms and restrictions as established by the Compensation Committee.

Stock Awards and Cash Awards. In addition, the 2007 Incentive Plan authorizes the Compensation Committee to grant Participants stock awards consisting of shares of our common stock or of a right to receive shares of our common stock, or their cash equivalent or a combination of both, in the future.

Award Limits. No participant may be granted, in any one-year period, stock options or SARs that are exercisable for more than 400,000 shares of our common stock, stock awards covering more than 200,000 shares of our common stock, or a combination of cash and other awards other than options and SARs having a value greater than $3,000,000.

Performance Awards. Any award available under the 2007 Incentive Plan may be made as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Code Section 162(m) will be based on achievement of such goals and are subject to such terms, conditions and restrictions as the Compensation Committee or its delegate will determine. Performance awards granted under the 2007 Incentive Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) must be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the Compensation Committee. The performance goals may be cumulative, annual or end-of-performance-period goals, relative to a peer group or based on increases or changes relative to stated values and based on any one or more of the following measures:

•	increased revenue;

•	net income measures (including but not limited to income after capital costs and income before or after taxes);

•	stock price measures (including but not limited to growth measures and total shareholder return);

•	price per share of common stock;

•	market share;

•	net earnings;

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	earnings before interest, taxes and amortization (“EBITA”);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt-to-equity ratio;

•

cash flow measures (including cash flow per share, cash flow return on capital, cash flow return on tangible capital, net cash flow, net cash flow before financing activities and improvement in or attainment of working capital levels);

•

return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

•

operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, net operating profit after tax, revenue volumes, operating efficiency, rig fleet day rates and rig fleet utilization);

•	expense measures (including but not limited to overhead cost, general and administrative expense and improvement in or attainment of expense levels);

•	margins;

•	shareholder value;

•	proceeds from dispositions;

•	total market value;

•	reliability;

•	productivity;

•	corporate values measures (including ethics compliance, environmental and safety); and

•	debt reduction.

Unless otherwise stated, such a performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group or limiting economic losses (measured, in each case, by reference to specific business criteria).

Cash awards, as well as the above-mentioned performance measures for stock awards and cash awards, are included in the 2007 Incentive Plan to enable the Compensation Committee to make awards that qualify as qualified performance-based compensation under Code Section 162(m). The Compensation Committee can satisfy those requirements by, among other things, including provisions in stock awards and cash bonuses that will make them payable solely on account of the attainment of one or more pre-established, objective performance goals based on performance measures that have been approved by our shareholders. Although the Compensation Committee does not have to include such provisions in stock awards or cash bonuses, the inclusion of such provisions and compliance with certain other requirements of Code Section 162(m) would enable us to take a tax deduction for such compensation that we might not otherwise be able to take.

Adjustments. In the event of a corporate transaction involving us (including any subdivision, consolidation of outstanding shares of our common stock, declaration of a dividend payable in shares of our common stock, any other recapitalization or capital reorganization of Pioneer, any consolidation or merger of Pioneer with another entity, an exchange affecting our common stock or declaration of an extraordinary dividend on our common stock), our board of directors will make appropriate adjustments to (a) the number of shares of our common stock covered by outstanding awards in the form of common stock or units denominated in common stock, (b) the exercise or other price in respect of such awards, and (c) the appropriate fair market value and other price determinations for such awards, and (d) the award limits, to give effect to such transaction; provided that such adjustments will only be as necessary to maintain the proportionate interest of the holders of the awards and preserve, without exceeding, the value of such awards. Outside of such a corporate transaction context, no award under the 2007 Incentive Plan may be repriced, replaced, regranted or modified without shareholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

Duration; Plan Amendments. The 2007 Incentive Plan has a term of ten years from the date of shareholder approval, which occurred at the annual meeting of shareholders held on August 3, 2007. Our board of directors may at any time amend, suspend or terminate the 2007 Incentive Plan, but in doing so cannot adversely affect any outstanding award without the grantee’s written consent or make any amendment without shareholder approval, to the extent such shareholder approval is required by applicable law or the exchange on which the shares are traded.

Applicability of ERISA; Tax Qualification. The 2007 Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is it qualified under Section 401(a) of the Code.

Market Price of Common Stock

The last reported sales price for our common stock on the NYSE Amex on March 15, 2012, was $8.95 per share.

Certain Federal Income Tax Consequences of Awards Under the 2007 Incentive Plan

The following is a summary of the general rules of present federal income tax law relating to the tax treatment of incentive stock options, nonqualified stock options, SARs, stock awards and cash awards under the 2007 Incentive Plan. The discussion is general in nature and does not take into account a number of considerations, which may apply, based on the circumstances of a particular participant under the 2007 Incentive Plan.

Options. Options issuable under the 2007 Incentive Plan may constitute “incentive stock options” within the meaning of Code Section 422 or options that do not qualify for incentive stock option treatment, i.e., nonqualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment of nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and we will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the purchased shares at the time of exercise is taken into account as income for purposes of the alternative minimum tax. Taxable income is realized upon the sale of shares acquired by the exercise of an incentive stock option. If the sale occurs within one year from the date of exercise or within two years from the date the option was granted, gain realized on the sale will be taxable as ordinary income to the extent the gain does not exceed the difference between the value of the shares on the date of exercise and the exercise price and gain in excess of that amount will be capital gain, and we will be entitled to a deduction equal to the ordinary income realized by the optionee. If the shares are sold more than one year from the date of exercise and two years from the date the option was granted, all of the gain will be long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee recognizes ordinary income (subject to withholding) in an amount equal to the difference between the fair market value of the purchased shares on the date of exercise and the exercise price, and we are entitled to a corresponding deduction. On any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. In general, except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment applicable to incentive stock options. Any such option would be treated as a nonqualified stock option instead.

Stock Appreciation Rights. The fair market value of any shares of our common stock received by the holder on the exercise of SARs under the 2007 Incentive Plan will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Stock Awards. A grant of shares of our common stock or a cash equivalent that is not subject to vesting restrictions will result in taxable income for federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares or the amount of cash awarded. We may be entitled to a corresponding deduction at that time for the amount included in the recipient’s income.

Generally, a grant of shares of our common stock under the 2007 Incentive Plan subject to vesting and transfer restrictions will not result in taxable income to the recipient for federal income tax purposes or a tax deduction to us at the time of the grant. The recipient will generally realize taxable income at the time the shares become vested in an amount equal to the then fair market value of the shares. However, a recipient may elect pursuant to Code Section 83(b) to treat the fair market value of the shares on the date of grant as compensation income at the year of the grant. The early income election must be made, if at all, within 30 days after the date of the grant. In any case, we will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the recipient’s income in the year in which that amount is so included.

Cash Awards. Cash awards are taxable income to the recipient for federal income tax purposes at the time of payment. The recipient will have compensation income equal to the amount of cash paid, and we may have a corresponding deduction for federal income tax purposes.

Other. In general, a federal income tax deduction is allowed to us in an amount equal to the ordinary income recognized by a participant with respect to awards under the 2007 Incentive Plan.

The deductibility of any amount payable pursuant to an award under the 2007 Incentive Plan assumes that such amount constitutes an ordinary and necessary business expense of ours, that such amount is reasonable, and that the amount of the deduction is not limited by the executive compensation deduction limitations of Code Section 162(m).

New Plan Benefits

Because it is within the discretion of the Compensation Committee to determine which individuals receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the 2007 Incentive Plan or the amounts of such awards.

Benefits to Named Executive Officers and Others

Although not necessarily indicative of future awards that may be made under the 2007 Incentive Plan, the following table sets forth with respect to each named executive officer listed in the Summary Compensation Table and each group listed below (a) the number of shares of common stock issuable pursuant to stock options granted under the 2007 Incentive Plan; (b) the number of shares of restricted stock awarded under the 2007 Incentive Plan; and (c) the number of shares of restricted stock that may be awarded pursuant to long-term incentive restricted stock awards granted under the 2007 Incentive Plan, in each case during the fiscal year ended December 31, 2011.

Name	Shares Subject to Stock Options	Shares of Restricted Stock	Target Shares Subject to Restricted Stock Units
Wm. Stacy Locke	155,919	—	37,676
Lorne E. Phillips	64,665	—	15,625
Franklin C. West	79,820	—	19,287
Joseph B. Eustace	45,998	—	11,115
Carlos R. Peña	48,157	—	11,636
All current executive officers as a group	394,559	—	95,339
All non-employee directors as a group	—	32,360	—
All employees, including all current officers who are not executive officers, as a group	571,714	—	367,616

(1)	The amounts shown reflect the target RSU awards that each of the named executive officer may earn under a performance-based RSU award granted in 2011 under the 2007 Incentive Plan. The actual number of RSU awards that the named executive officers earn will be based on the average of our relative EBITDA growth, EBITDA return on capital, and total shareholder return growth versus the Special Peer Group over a three-year performance period. Please see “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” for more information regarding the performance-based RSU awards. In general, any performance-based RSU awards that are earned by the named executive officers will cliff vest in April 2014.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2011, the indicated information regarding equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price per share of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders	6,024,068	$10.20	2,020,889
Equity compensation plans not approved by security holders	—	—	—

Total	6,024,068	$10.20	2,020,889

1)	Includes 3,041,263 shares subject to issuance pursuant to outstanding awards of stock options and 460,720 shares subject to issuance pursuant to outstanding awards of restricted stock units under the Pioneer Drilling Company 2007 Incentive Plan, 2,380,419 shares subject to issuance pursuant to outstanding awards of stock options under the Pioneer Drilling Company 2003 Stock Plan, and 141,666 shares subject to issuance pursuant to outstanding awards of stock options under the Pioneer Drilling Company 1999 Stock Plan.
2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units, which have no exercise price.
3)	Includes 882,903 shares available for future issuance in the form of restricted stock under the Pioneer Drilling Company 2007 Incentive Plan.

Vote Required

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that vote for or against or expressly abstain from voting is necessary to approve this Proposal 4. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the approval of the Proposal. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the approval of the Proposal. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the approval of the Proposal, and a broker non-vote will not have any effect on the vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSAL.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of our board of directors has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG LLP has served as our independent public accountants since 1979. Although shareholder ratification is not required, the board has directed that such appointment be submitted to the shareholders for ratification at the annual meeting. If our shareholders do not ratify the appointment of KPMG LLP at the annual meeting, the audit committee will consider such event in its selection of the Company’s independent registered public accounting firm for the 2013 fiscal year. Additionally, even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2012 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that vote for or against or expressly abstain from voting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of selection of the independent registered public accounting firm. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, will vote in favor of the ratification of the selection of KPMG LLP as our independent registered public accounting firm. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm, and a broker non-vote will not have any effect on the vote.

Principal Accounting Fees and Services

The aggregate fees billed by KPMG LLP in the fiscal years ended December 31, 2011 and December 31, 2010 for services are as follows:

Type of Fees	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010
Audit Fees	$959,077	$917,763

Audit Fees include aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements, audit of our internal control over financial reporting and review of financial statements included in our Form 10-Qs and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC) in the fiscal years ended December 31, 2011 and December 31, 2010.

Audit Committee’s Pre-Approval Policies and Procedures. The audit committee has established a policy for the pre-approval of audit and non-audit services performed for us by the independent auditors, which also specifies the types of services that the independent auditors may and may not provide to us. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include audit services and audit-related services, such as due diligence services pertaining to potential business acquisitions and dispositions, and may also include other services. The audit committee approved all of the fees and services described above. At the present time, we use a third party other than KPMG LLP to prepare our tax returns and assist with tax-compliance issues. The term of any pre-approval is twelve months and is generally subject to certain specific budgeted amounts or ratios, as determined by the audit committee. The audit committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services which were addressed in the pre-approval, but which exceed pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the audit committee. The audit committee does not delegate its responsibilities concerning pre-approval of services to management. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for services performed to date.

During the fiscal year ended December 31, 2011, no pre-approval requirements were waived pursuant to the limited waiver provisions in applicable rules of the SEC.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF PIONEER DRILLING COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

EXPENSES RELATED TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. We retained Phoenix Partners to assist in the solicitation of proxies. Phoenix Partners will receive an aggregate fee of $8,500, plus out-of-pocket expenses. We also agreed to indemnify Phoenix Partners against certain liabilities arising out of or in connection with this engagement. In addition to this solicitation by mail, employees of Phoenix Partners, and our officers, directors and regular employees may solicit proxies by telephone or personal calls without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.

OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under the currently effective rules the SEC has established, any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2013 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, so that we receive such notice by no later than December 11, 2012, unless the date of our 2013 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2012 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2013 Annual Meeting of Shareholders. If you submit a shareholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. In general, the procedure provides that shareholders must submit proposals to us in writing containing certain information specified in our bylaws not more than 180 days and not less than 90 days prior to the first anniversary of our preceding year’s annual meeting. Accordingly, in order to be brought before our 2013 Annual Meeting of Shareholders, any such proposal must be submitted so that we receive the proposal no earlier than the close of business on November 9, 2012 and no later than the close of business on February 11, 2013. Shareholders should submit any such proposals to our Corporate Secretary at Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. These requirements are in addition to the SEC’s requirements that a shareholder must comply with to have a shareholder proposal included in our proxy statement.

Shareholder Communications

Our board of directors has provided for a process for shareholders to send communications to the board of directors. Any shareholder can send communications to the board of directors by mail as follows:

Board of Directors of Pioneer Drilling Company

c/o Corporate Secretary

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

All shareholder communications will be relayed to all board members. Communications from an officer or director of the Company will not be viewed as shareholder communications for purposes of the procedure. Communications from an employee or agent of the Company will be viewed as shareholder communications for purposes of the procedure only if those communications are made solely in such employee’s or agent’s capacity as a shareholder.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares though a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689. We will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2011 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Annual Report and Additional Materials

Our annual report for the fiscal year ended December 31, 2011 is being distributed with this proxy statement. Copies of our annual report on Form 10-K for such period (including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 for our most recent fiscal year, but excluding exhibits) may be obtained without charge upon written or oral request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689.

Other Matters

Our board of directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will have discretion to vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

By Order of the Board of Directors

Carlos R. Peña
Vice President, General Counsel, Secretary and Compliance Officer

San Antonio, Texas

April 10, 2012

Appendix A

RESTATED ARTICLES OF INCORPORATION

WITH NEW AMENDMENTS

OF

PIONEER DRILLING COMPANY

Pursuant to the provisions of Sections 3.051 and 3.057 of the Texas Business Organizations Code (the “TBOC”), Pioneer Drilling Company, a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby adopts the following Restated Articles of Incorporation with New Amendments.

ARTICLE ONE

Entity Information

The name of the Corporation is Pioneer Drilling Company. The Corporation is a for-profit corporation. The Corporation filed its original Articles of Incorporation with the Secretary of State of the State of Texas on November 19, 1979. The filing number issued to the Corporation by the Secretary of State is 49751200.

ARTICLE TWO

Amendments to Articles of Incorporation

These Restated Articles of Incorporation make new amendments to the Articles of Incorporation. Provided below is an identification by reference or description of each added, altered, or deleted provision:

1. The Corporation’s name has been amended by deleting ARTICLE ONE in its entirety and substituting in place thereof the following:

ARTICLE ONE

Name

The name of the Corporation is Pioneer Energy Services Corp.

2. References to the “Texas Business Corporation Act,” or the “Act,” and the “Texas Miscellaneous Corporation Laws Act” have been replaced with references to the “Texas Business Organizations Code,” or “TBOC,” in (i) Section (c) of ARTICLE THREE, (ii) Section 1 of ARTICLE SEVEN, (iii) ARTICLE EIGHT, and (iv) ARTICLE TEN.

ARTICLE THREE

Statement of Approval

Each new amendment has been made in accordance with the provisions of the TBOC. The amendments to the Articles of Incorporation and the Restated Articles of Incorporation have been approved in the manner required by the TBOC and by the governing documents of the Corporation.

ARTICLE FOUR

Required Statements

The Restated Articles of Incorporation, which are attached hereto as Annex A, accurately state the text of the Articles of Incorporation being restated and each amendment to the Articles of Incorporation being restated that is in effect, and as further amended by these Restated Articles of Incorporation with New Amendments. The attached Restated Articles of Incorporation do not contain any other change in the Articles of Incorporation, except for the information permitted to be omitted by the provisions of the TBOC applicable to the Corporation.

ARTICLE FIVE

Effectiveness of Filing

This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

The undersigned affirms that the person designated as registered agent in the Restated Articles of Incorporation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

May     , 2012

PIONEER DRILLING COMPANY

Wm. Stacy Locke, President and CEO

ANNEX A

RESTATED ARTICLES OF INCORPORATION

OF

PIONEER DRILLING COMPANY

ARTICLE ONE

Name

The name of the Corporation is Pioneer Energy Services Corp.

ARTICLE TWO

Duration

The period of the duration of the Corporation is perpetual.

ARTICLE THREE

Purposes

The purposes for which the Corporation is organized are:

(a)	To explore, prospect, drill for, produce, market, sell and deal in and with petroleum, mineral, animal, vegetable, and other oils, asphaltum, natural gas, gasoline, naphthene, hydrocarbons, oil shales, sulphur, salt, clay, coal, minerals, mineral substances, metals, ores of every kind or other mineral or nonmineral, liquid, solid, or volatile substances and products, by-products, combinations, and derivatives thereof, and to buy, lease, hire, contract for, invest in, and otherwise acquire, and to own, hold, maintain, equip, operate, manage, mortgage, create security interests in, deal in and with, and to sell, lease, exchange, and otherwise dispose of oil, gas, mineral, and mining lands, wells, mines, quarries, rights, royalties, overriding royalties, oil payments, and other oil, gas, and mineral interests, claims, locations, patents, concessions, franchises, real and personal property, and all interests therein, vehicles, crafts, and machinery for use on land, water, or air, for prospecting, exploring, and drilling for, producing, gathering, purchasing, leasing, exchanging, or otherwise acquiring, selling, exchanging, trading for, or otherwise disposing of such mineral and non mineral substances; and to do engineering and contracting and to design, construct, drill, bore, sink, develop, improve, extend, maintain, operate, and repair wells, mines, plants, works, machinery, appliances, rigging, casing, and tools, for this Corporation and other persons, associations, or corporations.

(b)	To establish and maintain a drilling business with authority to own and operate drilling rigs, machinery, tools, or apparatus necessary in the boring or otherwise sinking of wells for the production of oil, gas, or water; to manufacture, buy, sell, lease, let, and hire machines and machinery, equipment, tools, implements, and appliances, and all other property, real and personal, useful or available in prospecting for and in producing, petroleum and natural gas and all other volatile and mineral substances and their products and by-products and of all articles and materials in any way resulting from or connected therewith; to purchase, lease, construct, or otherwise acquire, exchange, sell, let, or otherwise dispose of, own, maintain, develop, and improve any and all property, real or personal, plants, refineries, factories, warehouses, stores, and buildings of all kinds useful in connection with the business of the Corporation including the drilling for oil and gas wells or mining in any manner or by any method permitted by law on such real property.

(c)	To conduct and engage in any lawful business or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE FOUR

Capital Stock

The aggregate number of shares that the Corporation shall have the authority to issue, is 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.10 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).

The descriptions of the different classes of capital stock of the Corporation and the preferences, designations, relative rights, privileges and powers, and the restrictions, limitations and qualifications thereof, of said classes of stock are as follows:

Division A

The shares of Preferred Stock may be divided into and issued in one or more series, the relative rights and preferences of which series may vary in any and all respects. The Board of Directors of the Corporation is hereby vested with the authority to establish series of Preferred Stock by fixing and determining all the preferences, limitations and relative rights of the shares of any series so established, to the extent not provided for in these Restated Articles of Incorporation or any amendment hereto, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

(1) the distinctive designation and number of shares of that series;

(2) the rate of dividend (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the Corporation;

(3) the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;

(4) whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

(5) the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in that event as to the rights of the holders of any other class or series of capital stock of the Corporation;

(6) the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

(7) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation or entity, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(8) the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors of the Corporation or otherwise;

(9) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;

(10) any other repurchase obligations of the Corporation, subject to any limitations of applicable law; and

(11) notwithstanding their failure to be included in (1) through (10) above, any other designations, preferences, limitations or relative rights of shares of that series.

Any of the designations, preferences, limitations or relative rights (including the voting rights) of any series of Preferred Stock may be dependent on facts ascertainable outside these Restated Articles of Incorporation.

Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the preferences, limitations and relative rights of that series.

Division B

(1) Dividends. Dividends may be paid on the Common Stock out of any assets of the Corporation available for such dividends, subject to the rights of all outstanding shares of capital stock ranking senior to the Common Stock in respect of dividends.

(2) Distribution of Assets. In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of capital stock ranking senior to the Common Stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all the remaining assets of the Corporation available for distribution to its shareholders.

(3) Voting Rights. The holders of the Common Stock shall be entitled to one vote per share for all purposes upon which such holders are entitled to vote.

Division C

(1) No Preemptive Rights. No shareholder of the Corporation shall, by reason of his holding shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares of any class or series of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe to or acquire shares of any class or series of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such shareholder, and the Board of Directors may issue or authorize the issuance of shares of any class or series of capital stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to subscribe to or acquire shares of any class or series of capital stock of the Corporation, without offering any such shares, either in whole or in part, to the existing shareholders of any class or series of capital stock of the Corporation.

(2) Share Dividends. Subject to any restrictions in favor of any series of Preferred Stock provided in the relative rights and preferences of such series, the Corporation may pay a share dividend in shares of any class or series of capital stock of the Corporation to the holders of shares of any class or series of capital stock of the Corporation.

(3) No Cumulative Voting. Cumulative voting for the election of directors is expressly prohibited as to all shares of any class or series of capital stock of the Corporation.

ARTICLE FIVE

Initial Consideration for Issuance of Shares

The Corporation will not commence business until it has received for the issuance of shares consideration of One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property received.

ARTICLE SIX

Registered Office and Agent

The address of the current registered office of the Corporation is 350 North St. Paul Street, Ste. 2900, Dallas, Texas 78201-4234, and the name of the current registered agent of the Corporation at such address is CT Corporation System.

ARTICLE SEVEN

Data Respecting Directors

Section 1. Number, Election and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, subject to an increase in the number of directors by reason of any provisions contained in or established pursuant to Article Four, but in any event will not be less than three. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be divided into three classes (with each class to be as nearly equal in number as possible): Class I, Class II and Class III. Each director will serve for a term ending on the third annual meeting of the Corporation’s shareholders following the annual meeting at which that director was elected; provided, however, that the directors first designated as Class I directors will serve for a term expiring at the annual meeting of the Corporation’s shareholders next following March 31, 2002, the directors first designated as Class II directors will serve for a term expiring at the annual meeting of the Corporation’s shareholders next following March 31, 2003, and the directors first designated as Class III directors will serve for a term expiring at the annual meeting of the Corporation’s shareholders next following March 31, 2004. Each director will hold office until the annual meeting of the Corporation’s shareholders at which that director’s term expires and, the foregoing notwithstanding, will serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

At each annual meeting of the Corporation’s shareholders, the directors elected to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

In the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. Subject to the applicable provisions of the TBOC, as amended, the Board of Directors will specify the class to which a newly created directorship will be allocated.

Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Section 2. Names and Addresses. The number of directors constituting the Board of Directors as of the date of these Restated Articles of Incorporation is five, and the names and addresses of the persons who are elected to serve as directors until the next annual meeting of the shareholders, and until their successors shall have been elected and qualified are:

Name	Address
Wm. Stacy Locke	1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209
Dean A. Burkhardt	1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209
C. John Thompson	1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209
John M. Rauh	1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209
Scott D. Urban	1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209

Section 3. Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the shareholders or otherwise except for cause, and then only by the affirmative vote of the holders of at least a majority of the votes of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class, at a meeting of shareholders called expressly for that purpose. Except as applicable law otherwise provides, cause for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of a majority of the Directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent and such mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults established by the Board of Directors with respect to any series of Preferred Stock pursuant to the provisions of Article Four, any such director of the Corporation so elected may be removed in accordance with the provisions established by the Board of Directors with respect to that series.

ARTICLE EIGHT

Indemnification

The Corporation shall have the power to (and the Board of Directors shall have the authority to cause the Corporation to) indemnify each of its directors, officers, employees and agents, and each person who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, an employee benefit plan or any other enterprise or other entity, to the fullest extent permitted by applicable law. Any repeal or modification of any provision of the bylaws of the Corporation providing for indemnification of any of such persons shall not adversely affect any right or protection of such person existing pursuant to those bylaws with respect to any act or omission occurring prior to the time of such repeal or modification. The Corporation shall also have the power to (and the Board of Directors shall have the authority to cause the Corporation to) purchase and maintain insurance on behalf of any such person, whether or not such person is then serving, against any liability asserted against such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the TBOC, as amended.

ARTICLE NINE

Transactions with the Corporation

Any contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other domestic or foreign corporation or other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be valid notwithstanding whether the director or officer is present at or participates in the meeting of the Board of Directors of the Corporation or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if anyone of the following is satisfied:

(1) the material facts as to his or their relationships or interests and as to the contract or transaction are disclosed or are known to the Board of Directors of Corporation or a committee thereof, and the Board of Directors or such committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) the material facts as to his or their relationships or interests and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders of the Corporation; or

(3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors of the Corporation, a committee thereof or the shareholders of the Corporation.

No director or officer of the Corporation shall be liable to account to the Corporation for any profits realized by, from or through any contract or transaction by reason of any interest therein when that contract or transaction has been authorized or ratified in accordance with the foregoing provisions of this Article Nine. This Article Nine shall not be construed to invalidate any contract or transaction which would otherwise be valid in the absence of the provisions hereof.

ARTICLE TEN

Limitation of Liability

No director of the Corporation shall have any liability to the Corporation or any of its shareholders for monetary damages for any act or omission in the director’s capacity as a director of the Corporation, except that nothing in this Article Ten shall eliminate or limit the liability of a director to the extent the director is found liable for: (1) a breach of the director’s duty of loyalty to the Corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or any act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. If the TBOC is hereafter amended so as to authorize action further eliminating or limited the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such statutes, as so amended. The provisions of this Article Ten shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated or limited by the provisions of this Article Ten. Any repeal or modification of this Article Ten shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE ELEVEN

Special Meetings of Shareholders

Special meetings of shareholders of the Corporation may be called by the Corporation’s chairman of the board or president or the Board of Directors. Subject to the provisions of the Corporation’s bylaws governing special meetings, holders of not less than 50% of the outstanding shares of capital stock of the Corporation entitled to vote at the proposed special meeting may also call a special meeting of shareholders of the Corporation by furnishing the Corporation a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the bylaws.

Appendix B

PIONEER DRILLING COMPANY

AMENDED AND RESTATED 2007 INCENTIVE PLAN

(Adopted May 12, 2011)

1. Plan. This Amended and Restated 2007 Incentive Plan of Pioneer Drilling Company (this “Plan”) was adopted by Pioneer Drilling Company, a Texas corporation (the “Company”), to reward certain corporate officers, key employees, consultants and directors of the Company or its Subsidiaries by enabling them to acquire shares of common stock of the Company and/or through the provision of cash payments.

2. Objectives. This Plan is designed to attract and retain officers, key employees and consultants of the Company and its Subsidiaries, to attract and retain qualified directors of the Company, to encourage the sense of proprietorship of such officers, employees, consultants and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, SAR, Stock Award, Performance Award or Cash Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of the Plan.

“Award Agreement” means any written agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Award.

“Board” means the Board of Directors of the Company.

“Cash Award” means an award denominated in cash.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan.

“Common Stock” means the Common Stock, par value $0.10 per share, of the Company.

“Director” means an individual serving as a member of the Board.

“Dividend Equivalents” means, with respect to shares of Restricted Stock or Restricted Stock Units, with respect to which shares are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period on a like number of shares of Common Stock.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the following six months.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sales reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Common Stock is not so listed, the mean between the closing bid and asked price on that date, or, if there are no such prices available for such date, on the last preceding date on which such prices shall be available, as reported by the National Quotation Bureau Incorporated, or (iii) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price.

“Nonqualified Option” means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code.

“Participant” means an Employee, consultant or Director to whom an Award has been made under this Plan.

“Performance Award” means an award made pursuant to this Plan to a Participant who is an Employee, which Award is subject to the attainment of one or more Performance Goals. Performance Awards may be Stock Awards or Cash Awards.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award shall be earned.

“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a unit evidencing the right to receive one share of Common Stock or equivalent value (as determined by the Committee) that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which the Common Stock subject to such Award is issued (if not previously issued), no longer restricted or subject to forfeiture provisions.

“SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Stock Award” means an award in the form of shares of Common Stock or units denominated in shares of Common Stock.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4. Eligibility.

(a) Employees. Employees eligible for Awards under this Plan are: (i) the officers of the Company; and (ii) those other employees who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.

(b) Consultants. Consultants eligible for Awards under this Plan are those consultants to the Company or Subsidiaries whose performance, in the judgment of the Committee, can have or have had a significant effect on the success of the Company and its Subsidiaries.

(c) Directors. Directors eligible for Awards under this Plan, in their capacities as Directors, are those who are not employees of the Company or any of its Subsidiaries (“Nonemployee Directors”).

5. Common Stock Available for Awards. Subject to the provisions of paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 6,400,000 shares of Common Stock. In the discretion of the Committee, all 6,400,000 shares of Common Stock may be granted as Incentive Options. No more than 2,100,000 shares of Common Stock shall be available under this Plan for Awards other than Options or SARs. Additionally, the number of shares of Common Stock that are the subject of Awards under this Plan, that are cancelled, forfeited, terminated or expire unexercised, shall again immediately become available for Awards hereunder. The number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise or settlement of an Award; provided, however, that the number of shares reserved for issuance shall be reduced by the total number of Options or SARs exercised. The number of shares reserved for issuance under the Plan shall not be increased by (i) any shares tendered or Award surrendered in connection with the purchase of shares upon the exercise of an Option as described in paragraph 11 or (ii) any shares deducted from an Award payment in connection with the Company’s tax withholding obligations as described in paragraph 12. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Committee and the appropriate officers of the Company shall be authorized to, from time to time, take all such actions as any of them may determine are necessary or appropriate to file any documents with governmental authorities, stock exchanges and transaction reporting systems as may be required to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6. Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to paragraph 6(c) hereof, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is (i) not adverse to the Participant to whom such Award was granted, (ii) consented to by such Participant or (iii) authorized by paragraph 15(c) hereof; provided, however, that no such action shall permit the term of any Option to be greater than ten years from the applicable grant date. The Committee may make an Award to an individual who it expects to become an employee of the Company or any of its Subsidiaries within the next six months, with such Award being subject to the individual’s actually becoming an employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b) Limitation of Liability. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c) Prohibition on Repricing of Awards. No Award may be repriced, replaced, regranted through cancellation or modified without shareholder approval (except in connection with a change in the Company’s capitalization), if the effect would be to reduce the exercise price for the shares underlying such Award.

7. Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

8. Awards. (a) Except as otherwise provided in paragraph 9 hereof pertaining to Awards to Nonemployee Directors, the Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant to whom the Award is made and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this paragraph 8(a) and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided that, except as contemplated in paragraph 15 hereof, no Option may be issued in exchange for the cancellation of an Option with a higher exercise price nor may the exercise price of any Option be reduced. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

(i) Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. Incentive Options may not be awarded to Nonemployee Directors. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed ten years from the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which they become exercisable, shall be determined by the Committee.

(ii) Stock Appreciation Right. An Award may be in the form of an SAR. The strike price for an SAR shall not be less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The term of an SAR shall not exceed ten years from the date of grant. Subject to the foregoing limitations, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee.

(iii) Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. Any Stock Award which is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant, provided that (i) the Committee may provide for earlier vesting following a change in control or other specified events involving the Company or upon an Employee’s termination of employment by reason of death, disability or retirement, (ii) such three-year minimum Restricted Period shall not apply to a Stock Award that is granted in lieu of salary or bonus, and (iii) vesting of a Stock Award may occur incrementally over the three-year minimum Restricted Period.

(iv) Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(v) Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. Any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting following a change in control or other specified events involving the Company, or upon a termination of employment by reason of death, disability or retirement. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A) Nonqualified Performance Awards. Performance Awards granted to Employees or Nonemployee Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B) Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee in accordance with Section 162(m) of the Code prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following:

•	increased revenue;

•	net income measures (including but not limited to income after capital costs and income before or after taxes);

•	stock price measures (including but not limited to growth measures and total shareholder return);

•	price per share of Common Stock;

•	market share;

•	net earnings;

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

•	earnings before interest, taxes and amortization (“EBITA”);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt to equity ratio;

•

cash flow measures (including but not limited to cash flow per share, cash flow return on capital, cash flow return on tangible capital, net cash flow, net cash flow before financing activities and improvement in or attainment of working capital levels);

•

return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

•

operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; net operating profit after tax, revenue volumes, operating efficiency, rig fleet day rates and rig fleet utilization);

•	expense measures (including but not limited to overhead cost, general and administrative expense and improvement in or attainment of expense levels);

•	margins;

•	shareholder value;

•	proceeds from dispositions;

•	total market value;

•	reliability;

•	productivity;

•	corporate values measures (including ethics compliance, environmental, and safety) and

•	debt reduction.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo, performance relative to a peer group determined by the Committee or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

(b) Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(i) no Participant may be granted, during any one-year period, Awards consisting of Options or SARs that are exercisable for more than 400,000 shares of Common Stock;

(ii) no Participant may be granted, during any one-year period, Stock Awards covering or relating to more than 200,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the “Stock-based Awards Limitations”); and

(iii) no Participant may be granted Awards consisting of cash or in any other form permitted under this Plan (other than Awards consisting of Options or SARs or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect of any one-year period having a value determined on the date of grant in excess of $3,000,000.

9. Awards to Nonemployee Directors.

(a) Upon becoming a Director, each Nonemployee Director shall receive a fully-vested Nonqualified Option to purchase 10,000 shares of Common Stock, and as of the close of business on the date on which the Company’s regular annual meeting of shareholders is held for each year after the year in which the Plan is approved by the shareholders of the Company, each Nonemployee Director then serving shall receive a fully-vested Nonqualified Option to purchase 10,000 shares of Common Stock (individually, a “Nonemployee Director’s Option,” and collectively, “Nonemployee Directors’ Options”). The Board may, in its discretion, determine to increase, from time to time, the number of shares subject to Nonemployee Directors’ Options awarded after such determination, provided that any such increase in any single calendar year shall not exceed 10,000 shares per Nonemployee Director’s Option. Each Nonemployee Director’s Option shall expire five years from the date of grant; otherwise, a Nonemployee Director’s Option shall not be subject to forfeiture or termination. Upon the termination of the Plan or the unavailability of shares of Common Stock for issuance under the Plan, no additional Nonemployee Directors’ Options shall be granted pursuant to this sub-paragraph.

(b) Additionally, the Committee may grant a Nonemployee Director of the Company one or more Awards and establish the terms thereof in accordance with paragraph 8 consistent with the provisions therein for the granting of Awards to Employees and subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Award Agreement.

10. Award Payment; Dividends; Substitution.

(a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether they are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restricted Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Deferral. With the approval of the Committee, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment; provided, however, that if deferral is permitted, each provision of the Award shall be interpreted to permit the deferral only as allowed in compliance with the requirements of Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable. The Committee intends that any Awards under the Plan satisfy the applicable requirements of Section 409A of the Code to avoid imposition of applicable taxes thereunder. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee. Any deferred payment of an Award, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

(c) Dividends and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and Dividend Equivalents for Awards consisting of shares of Common Stock or units denominated in shares of Common Stock.

11. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the Participant, the Participant may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock or other Awards; provided that any Common Stock that is or was the subject of an Award may be so tendered only if it has been held by the Participant for at least six months. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration thereof, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

12. Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements.

14. Assignability. Unless otherwise determined by the Committee in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.

15. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the Stock-based Award Limitations described in paragraph 8(b) hereof, (v) the number of shares of Common Stock covered by Awards to Directors granted pursuant to paragraph 9 hereof, and (vi) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the exercise or other price in respect of such Awards, and (iii) the appropriate Fair Market Value and other price determinations for such Awards, (iv) the number of shares of Common Stock covered by Awards to Directors automatically granted pursuant to paragraph 9 hereof and (v) the Stock-based Award Limitations described in paragraph 8(b) hereof, to give effect to such transaction shall each be proportionately adjusted by the Board to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as shall be mutually agreeable to the Participant and the Board.

16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18. Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements, that Plan provision or Award will be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

19. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20. No Right to Employment or Directorship. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or any Subsidiary. Further, nothing in the Plan or an Award Agreement constitutes any assurance or obligation of the Board to nominate any Director for re-election by the Company’s shareholders.

21. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

22. Effectiveness. This Plan shall be effective upon the approval by the holders of a majority of shares of votes entitled to vote on the approval of this Plan and who vote for or against or expressly abstain from voting with respect to the approval of this Plan at the 2007 annual meeting of the Company’s shareholders to be held on August 3, 2007 or any adjournment or postponement thereof. If the shareholders of the Company should fail to so approve this Plan prior to such date, this Plan shall terminate and cease to be of any further force or effect, and all grants of Awards hereunder shall be null and void. Notwithstanding the foregoing, the Plan shall continue in effect for a term of ten years after the date on which the shareholders of the Company approve the Plan, unless sooner terminated by action of the Board.

IN WITNESS WHEREOF, Pioneer Drilling Company has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

PIONEER DRILLING COMPANY

By:	/s/ Carlos R. Pena
Carlos R. Pena
Corporate Secretary

PIONEER DRILLING COMPANY

Proxy for the Annual Meeting of Shareholders

to be Held on May 10, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wm. Stacy Locke and Lorne E. Phillips, and each of them, with full power of substitution and resubstitution, to represent the undersigned and to vote all the shares of common stock of Pioneer Drilling Company, a Texas corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 10, 2012 and at any adjournments or postponements thereof (1) as hereinafter specified on the proposals listed on the reverse side hereof and as more particularly described in the Proxy Statement of the Company dated April 10, 2012 (the “Proxy Statement”) and (2) in their discretion on such other matters as may properly come before the meeting.

Every properly signed proxy that is returned prior to the meeting will be voted in accordance with the specifications made thereon. If not otherwise specified, the shares represented by this proxy will be voted (1) FOR the nominees listed in Proposal 1, (2) FOR the approval of the amendment to the Pioneer Drilling Company Restated Articles of Incorporation referred to in Proposal 2, (3) FOR the approval of the compensation paid to our named executive officers referred to in Proposal 3, (4) FOR the reapproval of material terms under the Pioneer Drilling Company Amended and Restated 2007 Incentive Plan referred to in Proposal 4, and (5) FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2012, as set forth in Proposal 5.

The undersigned hereby acknowledges receipt of the Company’s Annual Report for the year ended December 31, 2011, the Notice of 2012 Annual Meeting of Shareholders and the related Proxy Statement.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

PIONEER DRILLING COMPANY

May 10, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.pioneerproxy.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

” Please detach along perforated line and mail in the envelope provided. ”

20230303030000000000 2	051012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. To elect the nominees listed below to the board of directors of Pioneer Drilling Company.				2. To approve the amendment to the Pioneer Drilling Company Restated Articles of Incorporation to change the Company’s name from “Pioneer Drilling Company” to “Pioneer Energy Services Corp.”	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: O Wm. Stacy Locke O C. John Thompson		3. To approve, on an advisory basis, the compensation paid to our named executive officers.	☐	☐	☐
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)			4. To reapprove the material terms of performance-based awards under the Pioneer Drilling Company Amended and Restated2007 Incentive Plan, as required by Section 162(m) of the Internal Revenue Code.	☐	☐	☐
				5. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜				In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.
The undersigned hereby revokes all previous proxies given by the undersigned with respect to the Company’s 2012 Annual Meeting of Shareholders and related to the shares of common stock covered hereby.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.